As filed with the Securities and Exchange Commission on August 15, 2005
                Registration No. 333-____________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933

                     DRAGON INTERNATIONAL GROUP CORPORATION
                 (Name of small business issuer in its charter)

       Nevada                            2671                     98-0177646
      ------                             ----                     ----------
(State or jurisdiction      (Primary Standard Industrial     (I.R.S. Employer
  of incorporation          Classification Code Number)   Identification Number)
                                or organization)

                     Dragon International Group Corporation
                                     Bldg 14
                    Suite A09, International Trading Center,
                                 29 Dongdu Road
                              Ningbo, China 315000
                                 86-574-56169308
              (Address and telephone number of principal executive
                    offices and principal place of business)


                               David Wu, President
                     Dragon International Group Corporation
                                     Bldg 14
                    Suite A09, International Trading Center,
                                 29 Dongdu Road
                              Ningbo, China 315000
                                 86-574-56169308
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                             Andrew I. Telsey, Esq.
                             Andrew I. Telsey, P.C.
                             12835 E. Arapahoe Road
                             Tower I Penthouse #803
                            Englewood, Colorado 80112
                                 (303) 768-9221
                               (303) 768-9224 FAX

                  Approximate date of proposed sale to public:
   As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum     Proposed Maximum
  Title of Each Class of         Amount to be  Offering Price Per   Aggregate Offering         Amount of
Securities to be Registered       Registered     Share (1)              Price (1)         Registration Fee
---------------------------      ----------     ---------               ---------         ----------------
Common Stock, $.001 par
value per share .                9,637,000(2)       $.29              $2,794,730              $328.94
Common Stock, $.001 par
value per share                  6,142,300(3)       $.29              $1,781,267              $209.65
TOTAL                           15,779,300          $.29              $4,575,997              $538.59


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the OTC Bulletin Board on August 11, 2005.

(2) Represents the maximum number of shares of common stock to be issued to certain of the selling stockholders upon conversion of their convertible promissory notes pursuant to our July 2005 private placement.

(3) Represents shares of common stock underlying warrants issued to certain of the selling stockholders, including Skyebanc, Inc., the placement agent of our recently completed private placement offering.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  Subject to Completion, dated August __, 2005

                                                                    PRELIMINARY
                                                                     PROSPECTUS

                     Dragon International Group Corporation

                                  Common Stock
                                15,779,300 Shares


         This Prospectus relates to the resale by the selling stockholders (the "Selling Stockholders") of 15,779,300 shares of our common stock (the "Common Stock" or the "Securities"), including up to a maximum of 9,637,000 shares issuable upon the conversion of convertible promissory notes (the "Notes") and 6,142,300 shares issuable upon exercise of warrants (the "Warrants"). The Selling Stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

         We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of Common Stock in this Offering. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders.

         Our Common Stock is listed on the OTC Bulletin Board (the "OTCBB") under the symbol "DRGG." The last reported sales price per share of our Common Stock as reported by the OTCBB on August 12, 2005 was $0.29.

         Investing in these Securities involves significant risks. Investors should not buy these Securities unless they can afford to lose their entire investment.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by Dragon International Group Corporation with the Securities and Exchange Commission. The Selling Stockholders may not sell these Securities until the registration statement becomes effective. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any state where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           The date of this prospectus is [_____________], 2005

                                                           TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................4
ABOUT THE OFFERING.............................................................6
SUMMARY FINANCIAL DATA.........................................................9
RISK FACTORS..................................................................10
USE OF PROCEEDS...............................................................17
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................18
DESCRIPTION OF BUSINESS.......................................................23
MANAGEMENT....................................................................31
EXECUTIVE COMPENSATION........................................................32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................35
DESCRIPTION OF SECURITIES.....................................................36
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
         FOR SECURITIES ACT LIABILITIES.......................................36
SELLING STOCKHOLDERS..........................................................37
PLAN OF DISTRIBUTION..........................................................39
LEGAL MATTERS.................................................................42
EXPERTS.......................................................................42
CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS....................................42
AVAILABLE INFORMATION.........................................................43
FINANCIAL STATEMENT INDEX....................................................F-1

                               PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. In this Prospectus, the terms "Dragon," "Company," "we," "us" and "our" refer to Dragon International Group Corporation and its wholly owned operating subsidiaries.

We were incorporated on February 17, 1993, under the laws of the State of Nevada under the name "LBF Corporation" to engage in any lawful corporate purpose. Effective April 17, 1999, we acquired certain assets owned by Michael Levine, including a proposed electronic commerce web site and the right to certain business names, including "Shopshopshopping.com," "Retailhighway.com" and "Greatestmall on earth.com." As a result of this acquisition, our principal business objective became establishing a primary portal and transaction point for online extensions of "Bricks and Mortar" ("BAM") retail stores. In June 2000, management decided that without additional funding implementation of our then existing business plan was impossible and we elected to cease retailer acquisition activities and began to seek out other private entities seeking to enter the public arena in order to either enter into a joint venture or merger.

Effective October 4, 2004, we entered into an Agreement and Plan of Reorganization (the "Merger") with Dragon International Group Corp, Ningbo, China ("Dragon"), whereby Dragon did agree to merge with us. We were the surviving entity in the Merger. We also undertook a reverse stock split of our Common Stock whereby one (1) share of Common Stock was issued in exchange for every eight (8) shares of Common Stock outstanding immediately prior to the effective date of the Merger. We issued an aggregate of 25,905,233 "restricted" shares of our Common Stock to the Dragon shareholders, representing approximately 95% of our issued and outstanding Common Stock following the Merger. We also amended our Articles of Incorporation, whereby we changed our name to "Dragon International Group Corporation," as well as reestablishing our capitalization to the authorized capital immediately prior to the Merger, which consisted of 25,000,000 shares of Preferred Stock, par value $0.001 per share, and 50,000,000 Common Shares, par value $.001 per share. We subsequently amended our Articles again to increase the amount of authorized Common Shares to 200,000,000. Further, our prior management resigned their respective positions with our Company and was replaced by management of Dragon.

                     DRAGON INTERNATIONAL GROUP CORPORATION

Dragon International Group Corp. owns 100% interest in Ningbo Anxin International Co. Ltd. ("Anxin"). Anxin is located in Ningbo, Zhejiang Province, China, 200 miles south of Shanghai, and was established in 1997. Anxin is one of China's leading manufacturers and distributors of specialty paper products and packaging materials. Anxin operates one subsidiary, Jiagdong Yonglongxin Special Paper Company, Limited ("Yonglongxin"). Anxin holds an ISO9000 certificate and national license to import and export its product line globally. Anxin's main products are "Federal" Solid Bleached Sulfate Paperboard (SBS), "Hang Kong" Cast Coated Board Paperboard (CCB), golden and silver paperboards, aluminum foil paperboards, pearl paperboards, laser paperboards and mirror-like paperboards. Anxin currently has a distribution network covering east and central China.

We have cultivated strategic relationships with several of the world's largest manufacturers of paper and specialty packaging products. "Federal" SBS is manufactured by International Paper Company ("IP"), a leading paper manufacturing company worldwide. "Hang Kong" CCB is manufactured by Asia Pulp & Paper Co. Ltd. ("APP"), an Indonesian company that is one of the largest manufacturers in Asia. Our management believes that these two companies provide products that represent the highest quality choices for China's domestic high-end packaging materials industry. Anxin is a primary distributor for IP and APP in China. The products mainly aim at top-level packaging materials. They are utilized for the packaging of cigarettes, alcohol, gifts, cosmetics, pharmaceuticals and tea. Our primary markets are the printing and tobacco manufacturing industries. Current clients of Anxin include Dare Technology Co., Ltd. (a Chinese Publicly Listed Company), Shanghai Tobacco Industry Printing Factory and Xuzhou Tobacco Industry Company. Among all the products that we manufacture and distribute, we believe that "Federal" SBS, which represents approximately 15% of the total Chinese domestic market, and "Hang Kong" CCB, which represents approximately 20% of the total domestic market in China, have the greatest upside potential. The management of Anxin believes China represents one of the world's fastest growing economies. Furthermore, due to low manufacturing costs, they expect the enormous export potential of the Chinese economy to continue its rapid growth rate. Inherent with this tremendous export market of Chinese goods is a growing packaging market to deliver these products. Anxin expects to capture a growing share of the packaging market. As we develop, we are eager to cultivate opportunities to consolidate the specialty packaging market and garner a growing share of the rapidly growing economy of the Peoples Republic of China ("PRC")

Our principal executive offices are located at Bldg 14, Suite A09, International Trading Center, 29 Dongdu Road, Ningbo, China 315000, telephone:
86-574-56169308. For more information on us, prospective investors are encouraged to review the filings available with the Securities and Exchange Commission at www.sec.gov. All prospective investors are invited to visit our website at www.DRGG.net.
                                       6

                               ABOUT THE OFFERING


Common Stock Offered          15,779,300   shares,   including   a  maximum   of
by Selling Shareholders...    9,637,000   shares  issuable  upon  conversion  of
                              outstanding   convertible  promissory  notes  (the
                              "Notes") and  6,142,300  shares  issuable upon the
                              exercise of common stock  purchase  warrants  (the
                              "Warrants"),   assuming  full  conversion  of  the
                              Notes at the lowest  conversion price and exercise
                              of   the   Warrants.    This   number   represents
                              approximately  29% of the  total  number of shares
                              to  be   outstanding   following   this  Offering,
                              assuming conversion of the Notes at the lowest possible conversion price and exercise of all Warrants into the Securities being registered.


Common Stock Outstanding
After the Offering.......     54,914,534 shares


Use of Proceeds..........     We will not receive any proceeds  from the sale of
                              the Common Stock. However, we will receive the exercise price of any Common Stock we issue to the Selling Stockholders upon exercise of the warrants. We intend to use the proceeds received from the exercise of their Warrants, if any, for general working capital purposes.

OTC Bulletin Board Symbol     DRGG

The above information regarding Common Stock to be outstanding after the Offering is based upon 39,135,234 shares of Common Stock outstanding as of the date of this Prospectus and assumes the subsequent issuance of shares of Common Stock to the Selling Stockholders resulting from the conversion of their outstanding Notes at the lowest possible conversion price and exercise of Warrants by our Selling Stockholders. The Notes are convertible into shares of our Common Stock based upon a formula related to the then current market price of our Common Stock on the OTCBB. In the event these Notes are converted at a higher price than the minimum, the number of shares to be issued upon conversion shall decrease. See "Recent Developments," below, for a detailed description of the conversion features of the Notes.

                               RECENT DEVELOPMENTS

July 2005 Private Placement

On May 9, 2005, we commenced a private offering of units, each unit consisting of a secured, convertible promissory note and warrants (the "Units"), totaling up to a maximum of $2,500,000. We closed this offering in July 2005, after we had sold an aggregate of $1,927,400 of these Units to 36 "accredited" investors, as that term is defined under the Securities Act of 1933, as amended. The minimum subscription was for $100,000 or one Unit; however, we reserved the right to accept subscriptions for a fractional Unit, which we did. Each Unit consisted of a secured convertible note with a face value of the principal amount invested by each investor, carrying an annual coupon of 8%, payable on a monthly basis in cash or common stock on the first of every month and two hundred thousand (200,000) common stock purchase warrants, each to purchase a share of our Common Stock for every dollar invested, exercisable at a purchase price of $.30 per share for a period of five years following the final closing date of the offering period, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our Common Stock. The Notes mature two years after issuance. We have the option to satisfy principal and interest payments in cash or Common Stock. The principal and interest is convertible into shares of our "registered" Common Stock based on the following criteria: At the sole election of the holder (the "Holder"), any portion of the unpaid principal balance of the Note, together with any interest that may have accrued through the date of such conversion, may be converted into shares of our Common Stock. The Holder shall provide us with fifteen (15) days written notice prior to such payment ("Holder Conversion Notice"). The Holder may elect to receive shares of Common Stock at a conversion rate equal to a 20% discount to the average closing bid price for the previous five days to the Holder Conversion Notice. The Holder will have a maximum conversion price of $.55 per share and a minimum conversion price of $.20 per share. The Holder may elect to convert a portion or all of any unpaid interest and/or principal due to the Holder regardless as to whether the criteria as detailed herein are satisfied.

Principal payments will begin on the first day of the fourth month following the final closing date of the offering. The amount of principal to be paid each month shall be 1/21 of the total amount offered plus any accrued interest. The remaining balance of the principal value of the Notes will be due on the first day of the twenty-fourth month following the final closing of the offering. However, we, at our sole option, may elect to pay the current portion of principal and/or interest in shares of our Common Stock. We are obligated to provide the Holder with fifteen (15) days written notice prior to such payment ("Company Conversion Notice"). The Holder may receive shares of Common Stock at a conversion rate equal to a 20% discount to the average closing bid price for the previous five days to our Company Conversion Notice, subject to a $.55 ceiling. We can elect to convert the current portion of unpaid interest and/or principal due to the Holder under the condition that certain criteria are met which include: (a) the Common Stock received for payment is fully registered at the time of receipt and is delivered without restriction of any kind; and (b) the average daily trading volume as measured for the prior twenty days to payment is as follows: (i) 100,000 shares per day for principal balance in excess of $2,000,000; (ii) 75,000 shares per day for principal balance in excess of $500,000 but less than $2,000,000; (iii) 50,000 shares per day for principal balance less than $500,000; (iv) no less than 100,000 shares per day if the remaining principal balance is in excess of $2,000,000.00; and (v) the average daily price per share as measured from the five trading days prior to payment is no less than $0.24 per share. The stock must be delivered within five business days of the first of the then current month.

In addition, we also entered into a Registration Rights Agreement with these investors pursuant to which we are obligated to file a registration statement covering the above-referenced Common Stock and shares underlying the warrants within 45 days of closing of this offering. If the registration statement is not filed within the 45 day period, or declared effective within 120 days of the closing, we are required to pay a penalty of 2% of each investor's investment per month until such default is cured, on a pro-rated daily basis. Should the registration statement not be effective within 140 days from the closing date of the offering, and the closing bid price for any three of the previous twenty trading days is greater than $.6875, we are obligated to issue collateral shares on the monthly payment date to the investor, as liquidated damages and not as a penalty, equivalent to 2% per month of the investor's position as calculated under the following formula:

                     Principal Balance of Investor + Accrued
                      interest x 2% x (80% average of three
                          highest closing bids - $.55)

The average of the three highest closing bids would be measured from the 20 days preceding the 1st of each month from which a payment is due. This penalty will be in effect until such time as the registration statement is declared effective and will be due each month, if applicable, along with the cash payment.

Skyebanc, Inc., an NASD broker dealer, acted as selling agent in connection with the offering. We issued a total of eight percent (8%) of the total proceeds resulting from the sale of the securities. We also reimbursed Skyebanc, Inc. for its expenses in the amount of two percent (2%) of the selling price of the securities sold on a non-accountable basis. We also granted warrants to purchase 500,000 shares of our Common Stock to Skyebanc, Inc. for its services with regard to the offering at an exercise price of $.01 per share, which warrants expire on July 1, 2010. We have agreed to indemnify Skyebanc, Inc. and other persons against specific liabilities under the Securities Act of 1933, as amended.

The issuance of the Units and the securities included therein was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the investors that he, she or it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that he, she or it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

Recent Acquisitions

On July 1, 2005, we acquired a 60% interest in Hangzhou Yongxin Paper Company, Limited. ("Hangzhou"). Hangzhou, established in 2003, is located in Hangzhou of Zhejiang Province, China, and manufactures and sells high-end cigarette packing material and was a direct competitor of ours. We issued an aggregate of 1,000,000 shares of our Common Stock in consideration for this acquisition. See "DESCRIPTION OF BUSINESS - Acquisitions."

On June 1, 2005, we used an account receivable of $2,601,906 to acquire 100% of the issued and outstanding capital stock of Ningbo Xinyi Paper Company, Limited ("Xinyi"), making it a subsidiary of Anxin. Xinyi is located in Ningbo, China and owns land, building and equipment with a market value of $3,797,778 appraised by an independent third party. See "DESCRIPTION OF BUSINESS - Acquisitions."

On August 1, 2005, we acquired the Xianyang Naite Research & Development Center, located in Ningbo, China, which was created to improve production efficiencies in the specialty packaging industry. We paid $25,000 in cash and issued 500,000 shares of our Common Stock in consideration for this acquisition. See "DESCRIPTION OF BUSINESS - Acquisitions."

In May 2005, we signed a letter of intent to acquire a 51% ownership interest of Shanghai Jinkui Packing Material Company, Limited ("Jinkui"). Jinkui, based in Shanghai, China and was founded in 2002, is a manufacturer of packing materials for pharmaceutical products. As of the date of this Prospectus, no definitive terms have been reached on this transaction but negotiations are continuing. See "DESCRIPTION OF BUSINESS - Acquisitions."

March 2005 Private Placement

On March 1, 2005, we closed a private offering of Units, each Unit consisting of an 8% Secured Convertible Debenture and 250,000 Class "A" Warrants, each warrant exercisable to purchase one (1) share of our Common Stock at an exercise price of $.40 per share for a period of five (5) years following the closing of the offering. The investors in this offering were also granted "piggyback" registration rights for the shares underlying the warrants, as well as the shares reserved for issuance in the event of conversion of the Debentures. We received gross proceeds of $357,500 from the sale of these Units ($321,750 net). The Units were sold to a total of 7 "accredited investors," as that term is defined under the Securities Act of 1933, as amended. The Debentures were scheduled to mature six months following the closing of the offering. Interest only is payable monthly. The relevant offering documents contained a provision which provided for each of the investors to convert into the subsequent offering which took place beginning in May 2005 (described above). Pursuant to the terms of this offering, each of the investors retained ownership of the warrants issued to them in this offering as part of the consideration for extending the maturity date of their Debenture.

On March 31, 2005, we had a net receivable from several affiliated entities owned by David Wu, our Chief Executive Officer and President, amounting to $2,559,040. These advances were payable on demand and personally guaranteed by Mr. Wu. However, in May 2005, we reached an agreement to buy a manufacturing facility from Ningbo Xinyi Paper Company, Limited. Ningbo Xinyi Paper Company, Limited transferred ownership of 23,345 square meters of property, including a recently completed 8,500 square meter manufacturing facility in exchange for this outstanding receivable. The land is valued at approximately $2.5 million.

This new facility allows us to upgrade our manufacturing capabilities and provides a significant amount of land to expand on in the future. Furthermore, the transaction will reduce costs as we will eliminate the leasing costs on our current facility. We intend on moving our current plant into the new facility, and consolidating the new R&D Center and manufacturing facility under one roof in the near future.





                             SUMMARY FINANCIAL DATA
Selected Financial Data

         The following summary of our financial information for the years ended June 30, 2004 and 2003 has been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this prospectus. Information for the nine months ended March 31, 2005 and 2004 has been derived from, and should be read in conjunction with, our unaudited financial statements included elsewhere in this prospectus.


                                                      Nine Months Ended                          Year Ended
                                                            March 31,                               June 30,

                                                ----------------------------------    -------------------------------------
Statement of operations:                             2005               2004                2004                 2003
                                                ---------------    ---------------    -----------------     ---------------
                                                 (unaudited)         (unaudited)
                                                ---------------    ---------------    -----------------     ---------------
  Net revenues                                     $14,564,067        $14,715,401          $19,114,755         $15,040,725
  Gross profit                                         917,920          1,640,757            1,911,471           1,829,609
  Total operating expenses                             725,929            994,131              884,539           1,312,150
  Income from operations                               191,991            646,626            1,026,932             517,459
  Other income (expense)                              (47,931)            197,915              231,849             274,402
  Income taxes                                          49,213             89,627               73,778              38,100
                                                ---------------    ---------------    -----------------     ---------------
  Net income                                         $  94,847          $ 754,914           $1,185,003           $ 753,761
                                                ===============    ===============    =================     ===============

  Net income per share -
             basic and diluted                        $   0.00           $   0.03              $  0.05            $   0.03
                                                ===============    ===============    =================     ===============
  Weighted common shares                            29,774,932         24,625,000           24,625,000          24,625,000
             outstanding
                                                ===============    ===============    =================     ===============

Balance Sheet:                                                     March 31, 2005      June 30, 2004
                                                                   ---------------    -----------------
  Cash                                                                  $ 226,588            $ 285,856
  Working capital                                                     $ 2,949,236           $2,706,297
  Current assets                                                      $ 8,074,270           $9,361,004
  Total assets                                                        $ 8,486,775           $9,659,449
  Current liabilities                                                 $ 5,125,034           $6,654,707
  Total liabilities                                                   $ 5,245,807           $6,775,480
  Total stockholders' equity                                          $ 3,240,968           $2,883,969


                                  RISK FACTORS

An investment in our common stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

RISKS RELATED TO OUR BUSINESS

The management of our Company is located in the Peoples Republic of China ("PRC") and we are materially dependent upon advisory services of a U.S. company.

None of the current members of our management have any experience in U.S. public companies and these individuals are not fluent in English, except our President. We have engaged China Direct Investments, Inc. to provide us with various advisory and consulting services, including U.S. business methods and compliance with SEC disclosure requirements. We selected China Direct Investments, Inc. to provide these services to us in part because its staff includes Chinese-speaking individuals with experience in the operation and regulatory framework applicable to U.S. public companies. Until such time as we are able to expand our board of directors to include English-speaking individuals who have experience with the operation and regulatory framework applicable to U.S. public companies, we are materially dependent upon our relationship with China Direct Investments, Inc. Our contract with that company expires in June 2005. If for any reason China Direct Investments, Inc. should fail to provide the contracted services at the anticipated levels or fails to extend its services and we have not added members to our board of directors with the requisite experience, the abilities of our board of directors to do business as a U.S. public company could be materially and adversely affected. In such instances, we may be unable to prepare and file reports as required by the Securities Exchange Act of 1934 on a timely basis which could lead to our Common Stock being de-listed from trading on the OTCBB.

Certain agreements to which we are a party and which are material to our operations lack various legal protections that are customarily contained in similar contracts prepared in the United States.

Our operations are based in the People's Republic of China ("China" or "PRC"), our operating subsidiaries are Chinese companies and all of our business and operations are conducted in China. We are a party to certain material contracts, including supply contracts, purchase contracts and the lease for our principal offices and manufacturing facility. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our material contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that contracts we enter into in the future will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, we cannot provide assurances that future events will not occur which could have been avoided if the contracts were prepared in conformity with U.S. standards, or what the impact, if any, of these hypothetical future events could have on our Company.

We are materially reliant on revenues from our operations in the PRC. There are significant risks associated with doing business in the PRC that may cause you to lose your entire investment in our Company.

While our goal is to both expand our operations to countries outside the PRC, in the foreseeable future our growth and success will remain tied to our existing operations in the PRC. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on our financial condition that could result in a significant loss of revenues and liquidity in future periods.

We cannot assure you that the current Chinese policies of economic reform will continue. Because of this uncertainty, there are significant economic risks associated with doing business in China.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

        o the Chinese government will continue its pursuit of economic reform policies;
        o the economic policies, even if pursued, will be successful;
        o economic policies will not be significantly altered from time to time; and
        o business operations in China will not become subject to the risk of nationalization.

Even if the Chinese government continues its policies of economic reform, we may be unable to take advantage of these opportunities in a fashion that will provide financial benefit to our Company. Our inability to sustain our operations in China at current levels could result in a significant reduction in our revenues that would result in escalating losses and liquidity concerns

China's economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. There can be no assurance that such growth will not continue to decrease or that any slow down will not have a negative effect on our business. The Chinese economy is also experiencing deflation which may continue in the future. We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Given our material reliance on our operations in the PRC, any failure on our part to continue to take advance of the growth in the Chinese economy will have a material adverse effect on our results of operations and liquidity in future periods.

We are subject to risks associated with the conversion of Chinese RMB into U.S. dollars.

We generate revenue and incur expenses and liabilities in both Chinese renminbi
(RMB) and U.S. dollars. Since 1994, the official exchange rate for the conversion of Chinese RMB to U.S. dollars has generally been stable and the Chinese RMB has appreciated slightly against the U.S. dollar. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. Our results of operations and financial condition may be affected by changes in the value of Chinese RMB and other currencies in which our earnings and obligations are denominated. Recently, the Chinese government raised 2% of Chinese RBM against US dollar by floating Chinese RMB with a basket of foreign currencies. The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Remnibi converted to US dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

We may not have sufficient protection of certain of our intellectual property.

We utilize certain technologies in the production of certain packaging paper that are used in our products that are proprietary in nature. To protect our proprietary rights, we rely generally on confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, utilize our propriety technologies without our consent. The unauthorized use of this proprietary information by third parties could adversely affect our business and operations as well as any competitive advantage we may have in our market segment. We can give no assurance that our agreements with employees, consultants and others who participate in the production of our products will not be breached, or that we will have adequate remedies for any breach, or that our proprietary technologies will not otherwise become known or independently developed by competitors.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have reduced protections against interested director transactions, conflicts of interest and other matters.

We are not subject to any law, rule or regulation requiring that we adopt any of the corporate governance measures that are required by the rules of national securities exchanges or Nasdaq such as independent directors and audit committees. It is possible that if we were to adopt some or all of the corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended June 30, 2004. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our annual report on Form 10-KSB beginning with our report for the fiscal year ended June 30, 2005.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

We will need to raise additional capital to expand our operations in future periods. If we cannot raise sufficient capital, our ability to implement our business strategies and continue to expand will be at risk.

We want to build an additional manufacturing line and upgrade our manufacturing facilities and technologies in order to expand our business. Based upon our preliminary estimates this will require capital and other expenditures of approximately USD $1 million to $2 million. We do not presently have sufficient working capital to fund the additional acquisitions and upgrade our manufacturing facilities and technologies, and we will need to raise additional working capital to accomplish these objectives. We do not presently have any external sources of capital and will in all likelihood raise the capital in a debt or equity offering. If we raise the necessary capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our Company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our Common Stock. There can be no assurance that acceptable financing to fund this project can be obtained on suitable terms, if at all. Our ability to continue to implement our growth strategy could suffer if we are unable to raise the additional funds on acceptable terms that will have the effect of adversely affecting our ongoing operations and limiting our ability to increase our revenues in the future.

We do not have significant financial reporting experience, which may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCBB, which will make it more difficult for you to sell your securities.

The OTCBB limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. These limitations may be impediments to our quotation on the OTCBB. Because we do not have significant financial reporting experience, we may experience delays in filing required reports with the Securities and Exchange Commission following the effectiveness of the registration statement to which this Prospectus is a part. Because issuers whose securities are qualified for quotation on the OTCBB are required to file these reports with the Securities and Exchange Commission in a timely manner, the failure to do so may result in a suspension of trading or delisting from the OTCBB.

There are no automated systems for negotiating trades on the OTCBB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Because our stock currently trades below $5.00 per share, and is quoted on the OTCBB, our stock is considered a "penny stock" which can adversely affect its liquidity.

As the trading price of our Common Stock is less than $5.00 per share, our Common Stock is considered a "penny stock," and trading in our Common Stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

"Penny Stock" rules may make buying or selling our Securities difficult.

Trading in our Securities will be subject to the "penny stock" rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the Common Stock to realize economic benefit from their investment.

As holders of our Securities, you will only be entitled to receive those dividends that are declared by our board of directors out of surplus. We do not expect to have surplus available for declaration of dividends in the foreseeable future. Indeed, there is no assurance that such surplus will ever materialize to permit payment of dividends to you as holders of the Securities. The board of directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

RISKS RELATED TO OUR INDUSTRY

Our business is strongly conjunct with the cigarette industry and in the exposure of risks derived from the fluctuation of the cigarette industry.

Our majority clients are from the cigarette industry, which is facing significant governmental actions aimed at reducing the consumption of cigarettes. As one of the largest cigarette consumption markets in the world, the Chinese government is following the world trends to enforce more regulations on the cigarette industry. Management does not think the Chinese cigarette industry will have a regression in the near future, but we cannot ignore the risks deriving from the fluctuation of the cigarette industry.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

We face intense competition. The packaging products and paperboard industries are highly competitive, and no single company dominates either industry. Our competitors include large, vertically integrated packaging products and paperboard companies and numerous smaller companies.

Because all of our businesses operate in highly competitive industry segments, we regularly bid for sales opportunities to customers for new business or for renewal of existing business. The loss of business or the award of new business from our larger customers may have a significant impact on our results of operations.

The primary competitive factors in the packaging products and paperboard industries are price, design, product innovation, quality and service, with varying emphasis on these factors depending on the product line and customer preferences. We believe that we compete effectively with respect to each of these factors. However, to the extent that any of our competitors becomes more successful with respect to any key competitive factor, our business could be materially adversely affected.

RISKS RELATED TO THE OFFERING

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

In addition, our Articles of Incorporation authorize the issuance of up to 25,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by our Board of Directors. No shares are currently outstanding. Our Board of Directors may, without stockholder approval, issue Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

After this Offering, our executive officers, directors and 5% or greater shareholders will have the ability to significantly influence matters requiring a shareholder vote and shareholders acquiring shares in this Offering may not have the ability to influence corporate transactions.

Currently, our existing officers, directors and 5% or greater shareholders in the aggregate beneficially own approximately 68.4% of our outstanding stock. Upon completion of this Offering, this group will continue to own approximately 68.4% of our outstanding stock, until and unless the Selling Stockholders herein exercise their Warrants and convert their Notes into shares of our Common Stock. In the event all of the Warrants are exercised and Notes are converted, our existing officers, directors and 5% or greater shareholders in the aggregate will beneficially own approximately 50% of our outstanding stock. As a result, such persons, acting together, will have the ability to significantly influence the vote on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

This Prospectus permits Selling Stockholders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This Prospectus includes up to 15,779,300 shares being offered by existing stockholders, including an aggregate of 6,142,300 shares issuable upon the exercise of outstanding common stock purchase warrants, 3,854,800 of which are exercisable at $.30 per warrant, 1,787,500 of which are exercisable at $.40 per warrant and 500,000 of which are exercisable at $.01 per warrant and 9,637,000 shares issuable upon conversion of outstanding convertible promissory notes that are convertible pursuant to a formula which includes a discount to the current market price of our Common Stock. To the extent that these shares are sold into the market for our shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

We cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in our Common Stock and should take into consideration when making such analysis, among others, the Risk Factors discussed above.


                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

         We have made some statements in this Prospectus, including some under "RISK FACTORS," "MANAGEMENT'S PLAN OF OPERATIONS," "DESCRIPTION OF BUSINESS" and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under: "RISK FACTORS" and elsewhere in this Prospectus. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders. If all Warrants held by the Selling Stockholders are exercised, we will receive $1,876,440 in proceeds.

We anticipate that any proceeds from the exercise of Warrants by the Selling Stockholders will be used for acquisition of additional, state-of-the-art manufacturing equipment and general corporate purposes, which may include but are not limited to working capital, capital expenditures, acquisitions and the repayment or refinancing of our indebtedness. Pending the application of any proceeds from the exercise of Warrants, if any, by the Selling Stockholders, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

Our Common Stock began trading on the OTCBB operated by the NASD in August 2000 under the symbol "RHWY." In October 2004, as a result of the reverse merger with Dragon International Group Corp. discussed above, our trading symbol changed to its current symbol, "DRGG." The table below sets forth the reported high and low bid prices for the periods indicated. The bid prices shown reflect quotations between dealers, without adjustment for markups, markdowns or commissions, and may not represent actual transactions in our Securities. The prices are adjusted to reflect all stock splits.

                                                   Bid Price
         Quarter Ended                       High             Low

         September 2003                      $.16             $.08
         December 2003                       $.40             $.16

         March 2004                          $.40             $.16
         June 2004                           $.40             $.24
         September 2004                      $.32             $.24
         December 2004                       $.65             $.46

         March 2005                          $.59             $.35
         June 2005                           $.47             $.32

As of August 12, 2005, there were 39,135,234 shares of our Common Stock outstanding.

As of August 12, 2005, there were approximately 59 stockholders of record of our Common Stock. This does not reflect those shares held beneficially or those shares held in "street" name.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

        o        discuss our future expectations;
        o contain projections of our future results of operations or of our financial condition; and
        o        state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and "Description of Business" and elsewhere in this prospectus. See "RISK FACTORS."

Overview

We were incorporated on February 17, 1993, under the name "LBF Corporation" pursuant to the laws of the State of Nevada to engage in any lawful corporate purpose. In December 1997, we filed a registration statement with the United States Securities and Exchange Commission on Form 10-SB, registering our Common Stock under the Securities Exchange Act of 1934, as amended (the "34 Act"). Our intention at that time was to seek to acquire assets or shares of an entity actively engaged in business which generated revenues or provided a business opportunity in exchange for our securities. In effect, this filing caused us to be a full "reporting company" under the 34 Act.

Effective April 17, 1999, we acquired certain assets owned by Michael Levine, including a proposed electronic commerce web site and the right to certain business names, including "Shopshopshopping.com," "Retailhighway.com" and "Greatestmall on earth.com" (the "Assets"). We issued 2,500,000 shares of our Common Stock equal to ownership of approximately 33% of our then outstanding shares, in exchange for all of the Assets. In addition, our shareholders approved an amendment to our Articles of Incorporation changing our name to "Retail Highway.com, Inc." As a result of this acquisition, our principal business objective was changed to becoming a primary portal and transaction point for online extensions of "Bricks and Mortar" ("BAM") retail stores. Because of negative business conditions, we ceased these operations in June 2000 and began seeking a merger or acquisition candidate. Relevant thereto, effective October 4, 2004, pursuant to an Agreement and Plan of Reorganization, we issued 24,625,000 shares of our Common Stock for the acquisition of all of the outstanding capital stock of Dragon International Group Corp. ("Dragon"), a Florida corporation, representing approximately a 95% interest in our Company.

Dragon was founded in June 2004. On June 30, 2004, Dragon acquired 70% ownership interest of Ningbo Anxin International Company, Limited ("Anxin"). Anxin is located in Ningbo, Zhejiang Province, China, 200 miles south of Shanghai, and was established in 1997. It is a company operating in international trade as well as a manufacturer in the integrated packaging paper industry. It holds an ISO9000 certificate and national license to import and export. In addition to its own operations, Anxin operates three subsidiaries, including:

         (i) Shanghai Anhong Paper Co. Ltd. ("Anhong"), a trading company located in Shanghai, with another manufacturing facility in Ningbo; whose main products are "Federal" SBS and "Hang Kong" CCB;

         (ii) Ningbo Long'an Industry and Trade Co. Ltd ("Long'an"), which has been set up to begin the business of Indonesia "Hang Kong" CCB, and holds the national license to import and export; and

         (iii) Jiangdong Yonglongxin Special Paper Co., Ltd. ("Yonglongxin"), which holds an ISO9000 certificate and has five series of products, including golden and silver paperboards, aluminum foil paperboards, pearl paperboards, laser paperboards and mirror-like paperboards.

Anxin has a distribution network covering east and central China. On December 31, 2004, we issued 4,000,000 Common Shares for the remaining 30% interest in Anxin.

In order to consolidate operations, we discontinued the operations of Anhong in December 2004 and discontinued operations of Long'an in January 2005. We consolidated operations and the businesses of Anhong and Long'an into Anxin's.

The following information is intended to highlight developments in our operations, to present our results of operations, to identify key trends affecting our businesses and to identify other factors affecting our results of operations for the periods indicated.

Results of Operations

Comparison of Our Results of Operations for the Nine Month Periods Ended March 31, 2005 and 2004

For the nine months ended March 31, 2005, our revenues were $14,564,067, as compared to $14,715,401 for the nine months ended March 31, 2004, a decrease of $151,334 or approximately 1%. Additionally, during the period, we consolidated the operations of certain of our subsidiaries in one company and delayed the shipment of product to expedite the consolidation. Additionally, we announced that we entered into an agreement to become the supplier of printing paper for "Red Gold Dragon" cigarette mark paper to the Hubei Jinsanxia Printing Company ("Jinsanxia"). Jinsanxia specializes in the printing of cigarette packaging and is ranked number one in the industry in Provinces of Hunan and Hubei. We expect our revenues to grow it the third quarter. On April 5, 2005, we announced that we received an order from Jiangsu Dare Technology Company Limited, a wholly owned subsidiary of Jiangsu Dare Group. Dare Group, established in 1978, is a shareholder of Dare PLC, a publicly listed company. The initial order is valued in excess of $2 million.

For the nine months ended March 31, 2005, cost of sales amounted to $13,646.147, or 94% of net revenues, as compared to cost of sales of $13,074,644 or 89% of net revenues for the nine months ended March 31, 2004, an increase of $571,503 or 4.4%. This increase resulted from an increase in raw material costs and overhead costs such as utilities during the nine months ended March 31, 2005 as compared to the nine months ended March 31, 2004. We paid more for pulp, oil, and metal materials due to increases in global prices. To deal with these increased costs, we intend to market new products that will provide us higher profit margins than those of our old products. There can be no assurance that we will be successful in marketing new products, or that we will generate higher profit margins from these products in the future.

Gross profit for the nine months ended March 31, 2005 was $917,920 or 6% of revenues, as compared to $1,640,757 or 11% of revenues for the nine months ended March 31, 2004.

For the nine months ended March 31, 2005, total operating expenses were $725,929, as compared to $994,131 for the nine months ended March 31, 2004, a decrease of $268,202, or approximately 27%. This decrease was attributable to a decrease in selling expenses. During the nine month period ended March 31, 2005, we incurred selling expenses of $338,595, as compared to $642,573 for the nine months ended March 31, 2004, a decrease of $303,978 or approximately 47%. This decrease is attributable to a material decrease in consulting expense of approximately $321,000 incurred in the 2004 period, compared to $0 in the 2005 period. This decrease was offset by increased shipping costs. Additionally, for the nine months ended March 31, 2005, we increased our advertising and promotions spending compared to the same period in the prior year. We expect out selling expenses to increase as we attempt to increase revenues and expect to spend increased funds on adverting and promotion of our products.

For the nine months ended March 31, 2005, general and administrative expenses were $387,334, as compared to $351,558 for the nine months ended March 31, 2004, an increase of $35,776, or approximately 10%. For the nine months ended March 31, 2005, we incurred professional fees of approximately $70,000 related to our acquisition of Anxin, as compared to $0 for the nine months ended March 31, 2004, an increase of $70,000 or 100%. Additional increases were due to increased salary and wages and operating expenses.

For the nine months ended March 31, 2005, other income amounted to $57,856, as compared to other income of expenses of $252,002 for the nine months ended March 31, 2004. Other income for the nine months ended March 31, 2005 and 2004 was associated with income recognized from the collection of value-added taxes on certain of our products which we receive a tax credit.

For the nine months ended March 31, 2005, interest expense was $105,787, as compared to $54,087 for the nine months ended March 31, 2004 and was related to increased borrowings.

As a result of these factors, we reported net income of $94,847 (less than $.01 per share) for the nine months ended March 31, 2005, as compared to net income of $754,914 (approximately $.03 per share) for the nine months ended March 31, 2004.

Comparison of our Results of Operations for the Fiscal Years Ended June 30, 2004
 and 2003

For the year ended June 30, 2004, our revenues were $19,114,755, as compared to $15,040,725 for the year ended June 30, 2003, an increase of $4,074,030 or approximately 27%. The increased was caused by both increased revenues of distribution business of $3.54 million or 30.53% compared to fiscal year 2003 and manufacturing business of $0.54 million or 27.9% compared to the fiscal year 2003. We believe our business will continue grow as the demand for paper packaging will continue to increase in China.

For the year ended June 30, 2004, cost of sales amounted to $17,203,284, or 90% of net revenues, as compared to cost of sales of $13,211,116, or 88% of net revenues for the year ended June 30, 2003, an increase of $3,992,168, or 30%. This increase resulted from an increase in raw material costs and overhead costs such as utilities during the year ended June 30, 2004, as compared to the year ended June 30, 2003. We paid more for pulp, oil, and metal materials due to increase in global prices. Gross profit for the year ended June 30, 2004 was $1,911,471, or 10% of revenues, as compared to $1,829,609, or 12% of revenues for the year ended June 30, 2003.

For the year ended June 30, 2004, total operating expenses were $884,539, as compared to $1,312,150 for the year ended June 30, 2003, a decrease of $427,611, or approximately 32.6%.

Included in this decrease was:

For the year ended June 30, 2004, selling expenses amounted to $652,266, as compared to $1,127,653 for the year ended June 30, 2003, a decrease of $475,387 or approximately 45%. This decrease is attributable to a material decrease in consulting expense of approximately $438,647 to $153,382 incurred in the 2004 period compared to $592,029 in the 2003 period, and a decrease in bad debt expense of $106,563 due to the write-off of old accounts receivable balances in 2003. This decrease was offset by increased salaries of $8,979, and increased warehouse costs of $13,562 due to our expanding operations. We expect out selling expenses to increase as we attempt to increase revenues and expect to spend increased funds on adverting and promotion of our products.

For the year ended June 30, 2004, general and administrative expenses were $232,273, as compared to $184,497 for the year ended June 30, 2003, an increase of $47,776, or approximately 26%. The increase was attributable to increases in office expense of $8,378, postage of $7,500, and delivery expense of $9,465, and telephone expense of $18,376.

For the year ended June 30, 2004, other income amounted to $285,472 as compared to other income of $315,624 for the year ended June 30, 2003. Other income for the year ended June 30, 2004 and 2003 was associated with income recognized from the collection of value-added taxes on certain of our products which we receive a tax credit.

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Interest expense was $53,623 during our fiscal year ended June 30, 2004, compared to $41,222 for the year ended June 30, 2003 and was related to increases in our loans payable balances.

As a result of these factors, we reported net income of $1,185,003 for the year ended June 30, 2004, as compared to net income of $753,761 for the year ended June 30, 2003.

Liquidity and Capital Resources

On March 31, 2005, we had cash and cash equivalents of $226,588.

In March 2005, we raised $357,500 ($321,750 net) in capital from accredited investors under a private offering of Units. Each Unit consisted of a $50,000 8% Secured Convertible Debenture and a Class A Common Stock Purchase Warrant to purchase 250,000 of our Common Stock at $.40 per share for a period of five (5) years following the closing of the offering. The investors in this offering were also granted "piggyback" registration rights for the shares underlying the warrants, as well as the shares reserved for issuance in the event of conversion of the Debentures. The Units were sold to a total of 7 "accredited investors," as that term is defined under the Securities Act of 1933, as amended. The Debentures are secured by property with an audited value of $227,900 and 12,250,000 shares of Common Stock owned by David Wu, our President and Chief Executive Officer. The Debentures mature six (6) months following the closing of the offering. Interest only is payable monthly. The investors in this offering converted to our second offering, described below, pursuant to the original terms included in this offering.

In July 2005, we successfully closed a second private offering of Units. We sold an aggregate of $1,927,400 from the sale of the Units ($1,772,410 net) to a total of 36 "accredited investors," as that term is defined under the Securities Act of 1933, as amended, including the seven (7) investors who purchased Units in our prior offering undertaken in March 2005, discussed above. Each Unit consisted of a $100,000 8% Secured Convertible Promissory Note and a Class A Common Stock Purchase Warrant to purchase 200,000 of our Common Stock at $.30 per share for a period of five (5) years expiring July 1, 2010. The Notes are convertible into shares of our Common Stock and mature two years after issuance. We have the option to satisfy principal and interest payments in cash or Common Stock. The principal and interest is convertible into shares of our "registered" Common Stock. At the sole election of the Holder, any portion of the unpaid principal balance of the Note, together with any interest which may have accrued through the date of such conversion, may be converted into shares of our Common Stock. The Holder shall provide us with fifteen (15) days written notice prior to such payment ("Holder Conversion Notice"). The Holder may elect to receive shares of Common Stock at a conversion rate equal to a 20% discount to the average closing bid price for the previous five days to the date of the Holder's Conversion Notice. The Holder will have a maximum conversion price of $.55 per share and a minimum conversion price of $.20 per share. The Holder may elect to convert a portion or all of any unpaid interest and/or principal due to the Holder regardless as to whether the criteria as detailed herein are satisfied.

Principal payments will begin on the first day of the fourth month following the final closing date of the offering. The amount of principal to be paid each month shall be 1/21 of the total amount offered plus any accrued interest. The remaining balance of the principal value of the Notes will be due on the first day of the twenty-fourth month following the final closing of the offering. However, we, at our sole option, may elect to pay the current portion of principal and/or interest in shares of our Common Stock. We are obligated to provide the Holder with fifteen (15) days written notice prior to such payment ("Company Conversion Notice"). The Holder may receive shares of Common Stock at a conversion rate equal to a 20% discount to the average closing bid price for the previous five days to our Company Conversion Notice, subject to a $.55 ceiling. We can elect to convert the current portion of unpaid interest and/or principal due to the Holder under the condition that certain criteria are met which include: (a) the Common Stock received for payment is fully registered at the time of receipt and is delivered without restriction of any kind; and (b) the average daily trading volume as measured for the prior twenty days to payment is as follows: (i) 100,000 shares per day for principal balance in excess of $2,000,000; (ii) 75,000 shares per day for principal balance in excess of $500,000 but less than $2,000,000; (iii) 50,000 shares per day for principal balance less than $500,000; (iv) no less than 100,000 shares per day if the remaining principal balance is in excess of $2,000,000.00; and (v) the average daily price per share as measured from the five trading days prior payment is no less than $0.24 per share. The stock must be delivered within 5 business days of the first of the then current month.

Net cash used in operating activities for the nine months ended March 31, 2005, was $217,451, as compared to net cash provided by operating activities of $1,719,575 for the nine months ended March 31, 2004.

Net cash used in investing activities for the nine months ended March 31, 2005 was $280,017, as compared to net cash used in investing activities for the nine months ended March 31, 2004, of $1,851,926. For the nine months ended March 31, 2005, we used cash for capital expenditures of $153,348 and the advance of funds to related parties of $513,142 offset by cash provided by a decrease in short-term investments of $386,473. For the nine months ended March 31, 2004, we used cash for capital expenditures of $32,275 and advanced related parties $1,819,651.

Net cash provided by financing activities for the nine months ended March 31, 2005 was $438,200 as compared to net cash used in financing activities for the nine months ended March 31, 2004 of $(48,310). For the nine months ended March 31, 2005, we received proceeds of $101,450 from loans payable, net proceeds of $321,750 from debentures payable, and contributions of $15,000. For the nine months ended March 31, 2004, we received proceeds from loans payable of $54,347 and offset by shareholder distribution of $102,657.

On March 31, 2005, Yonglongxin borrowed money pursuant to several lines of credit that we established with three banks. We received a loan of $387,000 from Guangdong Development Bank (Ningbo Branch) with one year term from March 23, 2005 to March 22, 2006, with an annual interest rate of 6.264%. We received a loan of $570,000 from Ningbo Commercial Bank (Tianyuan Branch), with two-years term from March 21, 2005 to February 21, 2007. We received a loan of $240,000 from Ningbo Communication Bank (Xingning Branch), for a one year term ending April 30, 2006, with an annual interest rate of 6.464%. All three loans are renewable when they mature. We generate enough cash flow from financing and operations for our debt services. We don't anticipate these loans will have material impact on our liquidity. These loans are secured by inventory, equipment and our CEO David Wu's personal assets, We are current on all payments relating to these loans and expect to renew the loans at terms and at interest rates comparable to our current loans.

We currently have no material commitments for capital expenditures.

While we have sufficient funds to conduct our business and operations as they are currently undertaken, we want to build an additional manufacturing line in order to expand our paper product production. Based upon our preliminary estimates, this will require capital and other expenditures of approximately USD $1 million to $2 million. We do not presently have sufficient working capital to fund this project and we will need to raise additional working capital to complete this project. We do not presently have any external sources of capital and will in all likelihood raise the capital in a debt or equity offering as outlined above. There can be no assurance that acceptable financing to fund this project can be obtained on suitable terms, if at all. Our ability to continue to implement our growth strategy could suffer if we are unable to raise the additional funds on acceptable terms that will have the effect of adversely affecting our ongoing operations and limiting our ability to increase our revenues in the future.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during our nine month period ended March 31, 2005.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

                             DESCRIPTION OF BUSINESS

History

We were incorporated on February 17, 1993, under the name "LBF Corporation" pursuant to the laws of the State of Nevada to engage in any lawful corporate purpose. In December 1997, we filed a registration statement with the United States Securities and Exchange Commission on Form 10-SB registering our Common Stock under the Securities Exchange Act of 1934, as amended (the "34 Act"). Our intention at that time was to seek to acquire assets or shares of an entity actively engaged in business that generated revenues or provided a business opportunity, in exchange for our securities. In effect, this filing caused us to be a full "reporting company" under the 34 Act.

Effective April 17, 1999, we acquired certain assets owned by an unaffiliated person, including a proposed electronic commerce web site and the right to certain business names, including "Shopshopshopping.com," "Retailhighway.com" and "Greatestmall on earth.com" (the "Assets"). We issued 2,500,000 shares of our Common Stock equal to ownership of approximately 33% of our then outstanding shares in exchange for all of the Assets. In addition, our shareholders approved an amendment to our Articles of Incorporation changing our name to "Retail Highway.com, Inc." As a result of this acquisition, our principal business objective was changed to becoming a primary portal and transaction point for online extensions of "Bricks and Mortar" ("BAM") retail stores. Because of negative business conditions, we ceased these operations in June 2002 and began seeking a merger or acquisition candidate. Relevant thereto, effective October 4, 2004, pursuant to an Agreement and Plan of Reorganization, we issued 24,625,000 shares of our Common Stock for the acquisition of all of the outstanding capital stock of Dragon International Group Corp. ("Dragon"), a Florida corporation.

Dragon was founded in June 2004. On June 30, 2004, Dragon acquired 70% ownership interest of Ningbo Anxin International Company, Limited ("Anxin"). Anxin is located in Ningbo, Zhejiang Province, China, 200 miles south of Shanghai, and was established in 1997. It is a company operating in international trade as well as a manufacturer in the integrated packaging paper industry. It holds an ISO9000 certificate and national license to import and export. In addition to its own operations, Anxin operates three subsidiaries, including: (i) Shanghai Anhong Paper Co. Ltd., ("Anhong"), a trading company located in Shanghai, with another manufacturing facility in Ningbo, whose main products are "Federal" SBS and "Hang Kong" CCB; (ii) Ningbo Long'an Industry and Trade Co. Ltd ("Long'an"), which has been set up to begin the business of Indonesia "Hang Kong" CCB and holds the national license to import and export; and (iii) Jiangdong Yonglongxin Special Paper Co., Ltd. ("Yonglongxin"), which holds an ISO9000 certificate and has five series of products, including golden and silver paperboards, aluminum foil paperboards, pearl paperboards, laser paperboards and mirror-like paperboards Anxin has a distribution network covering east and central China. On December 31, 2004, we issued 4,000,000 Common Shares for the remaining 30% interest in Anxin.

In order to consolidate operations, we discontinued operations of Anhong in December 2004 and discontinued operations of Long'an in January 2005. We consolidated these operations and businesses of Anhong and Long'an into Anxin's.

Business

Our principal operations are conducted through our wholly owned subsidiary, Ningbo Anxin International Company Limited ("Anxin"). Anxin is located in Ningbo, Zhejiang Province, China, 200 miles south of Shanghai, and was established in 1997. Anxin is one of China's leading manufacturers and distributors of specialty paper products, and packaging materials. Anxin operates one subsidiary, Jiagdong Yonglongxin Special Paper Co. LTD ("Yonglongxin"). Anxin holds an ISO9000 certificate and national license to import and export its product line globally. Anxin's main products are "Federal" SBS, "Hang Kong" CCB, golden and silver paperboards, aluminum foil paperboards, pearl paperboards, laser paperboards and mirror-like paperboards. Anxin currently has a distribution network covering east and central China.

We have cultivated strategic relationships with several of the world's largest manufacturers of paper and specialty packaging products. "Federal" SBS (solid bleached sulfate) is manufactured by International Paper Company ("IP"), a leading paper manufacturing company. "Hang Kong" CCB (cast coated board) is manufactured by Asia Pulp & Paper Co. Ltd. ("APP"), an Indonesian company that is one of the largest manufacturers in Asia. Our management believes that these two companies provide products that represent the highest quality choices for China's domestic high-level packaging materials industry. Anxin is a primary distributor for IP and APP in China. The products mainly aim at top-level packaging materials. They are utilized for the packaging of cigarettes, alcohol, gifts, cosmetics, pharmaceuticals and tea. Our primary markets are the printing and tobacco manufacturing industries. Current clients of Anxin include Dare Technology Co., Ltd. (a Chinese Publicly Listed Company), Shanghai Tobacco Industry Printing Factory and Xuzhou Tobacco Industry Company. Of these companies, none accounted for 10% or more of our gross revenues. Among all the products manufactured and distributed by us, we believe that "Federal" SBS, which represents approximately 15% of the total Chinese domestic market, and "Hang Kong" CCB, which represents approximately 20% of the total domestic market in China, have the greatest upside potential.

We believe that China represents the world's fastest growing economy. Furthermore, while no assurances can be provided, we expect the enormous export potential of the Chinese economy to continue its rapid growth rate due to low manufacturing costs. Inherent with this tremendous export market of Chinese goods is a growing packaging market to deliver these products. Anxin expects to capture a growing share of the packaging market. We attained listing on the U.S. capital markets to access investment capital necessary to capitalize on this potential market opportunity. As we develop, we are eager to cultivate opportunities to consolidate the specialty packaging market and garner a growing share of the rapidly growing economy of the PRC.

Products

Our main products are SBS, CCB, composite paperboard (holographic paperboard, mirror-like paperboard, aluminum foil card, pearl paperboard, transferring paperboard). The following are the feature, function and quality standard system of those products. SBS, CCB and composite paperboard account for approximately 41%, 39% and 20%, respectively, of our total annual revenue.

SBS: "Federal" SBS is the product of IP (International Paper Group) which is made from pure wood pulp. It is the packaging material of high-grade cigarettes, wine and cosmetics and is suitable for different printing equipment. SBS is also the raw material of composite paperboard and transferring paperboard. The products have met the quality system of IP.

Presently our market share in China of "Federal" SBS is approximately 10% of the domestic sales, which are estimated to be approximately 80,000 tons last year. We believe that there are two principal reasons why we have a relatively small portion of the market, including (i) the quality of SBS made by domestic manufacturers or joint venture manufacturers, like the brands of Zhonghua, Hongta and Taiyang has been improved greatly and those products gradually have substituted for imported SBS; and (ii) the market of "Federal "SBS is narrow, mainly focused on high-grade commodities. We believe we are in a favorable position among the domestic agents of "Federal" SBS. However, in the future we may lose this position with the improvement of domestic SBS. Our main competitor for SBS is Ningbo Zhuoli Corporation, who has approximately 5% to 6% of this market.

Our principal customers of "Federal" SBS are the cigarette factories and the printing factories who provide services for the cigarette factories, the transferring factories of composite paperboard, and transfer paperboard. These companies include Shanghai Cigarette Industry Printing Factory and Danyang Xinglian Corporation, each of who account for over 10% of our total revenues (10.03% and 11.16%, respectively). We believe that our relationship with these companies is good.

We purchase the raw materials necessary for the production of SBS from International Paper Pacific Millennium Limited, a partner of IP in Asia, by issuing a Letter of Credit. The annual volume is about 8,000 tons. We are the main seller of International Paper Pacific Millennium Limited in Asia.

CCB: "Hang Kong" CCB is the product of APP, which comes from Indonesia. The product is whiter than other paperboard and is the most shining and smooth among many kinds of paperboard. CCB is the main outside packaging material of boxes of cigarettes, cosmetics, wine and others. The product has met the quality standard of APP. We have been the agent of CCB for 7 years and have established what we consider a long-term and friendly cooperative relationship with APP. Annual domestic sales of Anxin in CCB business are more than 5,000 tons, about 15% of APP's annual output and 30% to 40% of the annual sales amount of APP in mainland China. Correspondingly, the demand for CCB, that is the packaging material for premium cigarettes, is also expected to increase gradually. In addition, in the Chinese domestic market there is only one brand of CCB, "Hang Kong" CCB. The quality of "Hang Kong" CCB has been accepted by the market and the products have a good reputation. We believe that new brands of CCB cannot be expected to be accepted by the market and as a result, our position as a leader is not expected to change in the foreseeable future. Our main competitor in this market segment is Ningbo Zhuoli Corporation, whose annual sales are about 3,000 tons.

Our principal customers of "Hang Kong" CCB are located mainly in eastern China and they are also mainly the cigarette factories, the printing factories providing service for the cigarette factories and the transferring factories of composite paperboard and transfer paperboard. Recently, we have begun to develop the market in Southern China and Yunnan province.

We purchase the raw materials necessary for the production of CCB from APP by issuing in-sight Letters of Credit at the price of CIF Shanghai (cost + insurance + freight). We are the main distributor of APP in China with the annual amount about 5,000 tons.

Composite paperboard: Composite paperboard is made from SBS and CCB. After composition and coating, SBS and CCB become the composition paperboard that is the high-grade packaging material for high-grade cigarettes, wine and cosmetics. It is suitable for different printing equipment. We have operated this segment of our business for seven years since our inception and our products have been accepted by the market and have a good reputation. We expect that, with the improvement of domestic cigarette grade, the quality requirements for the composite paperboard will be higher and demand will increase. Current market segments are not available, but we believe we are in the middle of the market. However, because of the aging of our equipment and the increase of the quality requirements from the clients, we may lose our current market position if our equipment and technology is not updated. We intend to use a large portion of the proceeds we received from our recently completed private offering to upgrade these areas. We have two principal competitors in this market, including Xinglian Aluminum Limited Corporation, which is the subsidiary of Jiangsu Dare Group. The revenue of Xinglian is approximate $250 million. The other competitor is Shanghai Luxin Packaging Material Corporation, with revenues more than $100 million. The main clients are printing factories (packaging materials for cigarette, wine and cosmetics). Our principal customers in this segment include Jiangsu Dare Danyang Printing Corporation, Hubei Jinsanxia Printing Limited Corporation, Xuzhou Huayi Colorful Printing Limited Corporation and Ningbo Tiancheng Printing Limited Corporation. None of them accounts for 10% or more of our annual revenues.

Our principal raw material suppliers for Composite Paperboard are International Paper Pacific Millennium Limited, APP and Taiwan Guangqun. We have had long term relationships with all of these companies. Aluminum membrane plating material is provided by Taiwan Guangqun.

Our raw materials for SBS and CCB are stored in Shanghai by Shanghai Zhenxin Storage Co. Ltd. The cost of storage is calculated based on the daily volume, plus the cost of unfolding the boxes, packing, moving into the warehouse and moving out of the warehouse. Zhenxin has purchased insurance for the goods kept by it. We store the raw material of composite paperboard in our own warehouse.

Sales and Marketing

Since inception, we have sold our products directly to the end user through the use of salespersons, who visit the clients directly and then sign the supplying agreement with the clients. Our sales people are paid a salary and are not paid on commission. We have also advertised supply information in trade publications and magazines. We are currently attempting to increase our sales of SBS by developing new clients, which efforts mainly focus on the market of South China. We also hope to expand ours business by increasing the domestic Zhonghua SBS and water-proved art paper, a new product.

We develop our clients for CCB through 4 channels, including media promoting, personal or corporation relationship, advertising in the newspaper and trade publications, and by attending trade conferences. We market our composite paperboard in a similar manner. In addition, because Yonglongxing is a welfare factory, it enjoys the low corporate tax policy. We receive rebate from value-added taxes and we don't pay corporate income tax. Thus we can price competitively.

In addition, recently we have begun selling our products through our website www.drgg.net and www.chinaalibaba.com.

SBS and CCB are packaged in our own factory and shipped by vessel and transferred by train or truck after arriving at the destination port. Composite paperboard is packaged by brown paper plus heating contracting membrane and it is transported by truck. Trucking is provided by Shanghai Hongyuan Logistics Co., Ltd. and the cost is calculated according to the tons of freight. The logistics company bears the risk during the transportation.

Manufacturing

The following is the manufacturing process of composite paperboard, including holographic paperboard, mirror-like paperboard, aluminum foil paperboard, pearl paperboard and transferring paperboard.

The manufacturing process of composite paperboard: Membrane, gelatinizing, compounded with bottom paper, coating, and drying, cooling, disparting, finished products.

The manufacturing process of transferring paperboard: Transferring membrane gelatinizing, compounded with bottom paper, drying, cooling, moving away the membrane, coating, drying, cooling, disparting, finished products.

All the manufacturing processes are automatically completed in a production line by machines. Only our workers are needed for each shift per product line. In the transferring paperboard manufacturing, the critical of high quality is the formula of the coating, skills of machine adjustment and the software.

Acquisitions

In July 2005, we acquired 60% interest in Hangzhou Yongxin Paper Company, Limited. ("Yongxin"). Yongxin, established in 2003, is located in Hangzhou of Zhejiang Province, China, and manufactures and sells high-end cigarette packing material and was a direct competitor of ours. We issued an aggregate of 1,000,000 shares of our Common Stock in consideration therefor. We plan to consolidate Yongxin's operations with our own subsidiary in Ningbo. All operations will be located in the new manufacturing facilities in Ningbo. We acquired Yongxin as part of our ongoing desire to consolidate our interests in our industry. Yongxin generated approximately $1.25 million in revenues in 2004 and has experienced management in the paper packaging industry.

In August 2005, we acquired the Xianyang Naite Research & Development Center, located in Ningbo, China, which was created to improve production efficiencies in the specialty packaging industry. We paid $25,000 in cash and issued 500,000 shares of our Common Stock in consideration for this acquisition. The new Research & Development Center is expected to reduce time to commercialization for new products substantially and allow us to leverage innovative paper transferring techniques developed at the Center, thereby enhancing our position as one of China's leading specialty paper companies, as well as providing a competitive advantage in the industry. Current modes of paper transfer in the Chinese specialty paper packaging segment are inferior to global standards. The quality of the products cannot meet the rapidly increasing requirements of consumers.

In June 2005, we reached an agreement to buy a manufacturing facility from Ningbo Xinyi Company, Limited ("Xinyi"). Xinyi will transfer ownership of 23,345 square meters of property, including a recently completed 8,500 square meter manufacturing facility in exchange for an outstanding receivable due to Dragon. The receivable of approximately $2 million will be exchanged for the manufacturing facility and land valued at approximately $2.5 million. This new facility allows us to upgrade our manufacturing capabilities, providing a significant amount of land to expand on in the future. Furthermore, the transaction is expected to reduce costs, as we will eliminate the leasing costs on our current facility. We intend on moving our current plant into the new facility, and consolidating the new R&D Center and manufacturing facility under one roof.

In May 2005, we signed a letter of intent to acquire a 51% ownership interest of Shanghai Jinkui Packing Material Company, Limited ("Jinkui"). Jinkui, founded in 2002, is a manufacturer of packing materials for pharmaceutical products. In 2003, Jinkui passed Good Manufacturing Practice (GMP) with the Chinese State

Food and Drug Administration and ISO9000 Quality Assurance System. The pharmaceutical packaging industry in China was estimated at $2 billion in 2004. This transaction allows us to diversify our line of products and expand into a new and significant market sector. As of the date of this Prospectus, no definitive terms have been reached on this transaction but negotiations are continuing.


We anticipate continuing our acquisition efforts, if and when we identify an entity we believe has synergy with our existing businesses and acceptable terms can be reached.

Patents and Trademarks

Although the process for protecting patents in the PRC varies greatly from that of the US, there has been a recent increase in governmental protection of intellectual property rights that coincided with the development of capitalism in China. We have taken all steps necessary to register the brand name "Yonglongxin". We have no other patents or trademarks.

Industry Background

The global paper market remains a growth industry. China represents a significant opportunity due the lack of supply and rapidly growing demand (Crouching fiber, paper dragon: China and the global paper market. Metafore 2000. www.metafore.org.). From 1991 to 2002, the consumption of paper and paper board grew at 8.94% and 9.57% annually in China, respectively. As of the date of this Prospectus, the production and consumption volume of paper and paper board in China is only second to the United States in the world. Due to the growing demand and support from national policy, this industry has been expanding since 2002 (Economic Transition and Demand Pattern: Evidence from China's Paper and Paperboard Industry. By Haizheng Li, Jifeng Luo, Patrick McCarthy Focus on the Future, UBS Global Paper and Forest Products Conference. Bjorn Hagglund. 23 September 04).

National imports to the PRC account for approximately 15% of the total consumption in China.(Positioning Canada in China's Paper Chase, Asia Pacific Bulletin. 27 February'04) Currently the supply structure of the paper industry in China is insufficient as compared with the national demand. Approximately 80% of domestic production capacity is middle- and low-end paper. (Chinese Dragon Keeps On Roaring, Mary Murphy. 1 Feb'05. www.packaging-online.com) This segment of the national paper industry experiences significant competition which represent low margins to the manufacturer. However, high quality application of paper products depend on imported products. Our focus is to capitalize on this dearth of supply. Our intent is to capture a share of the national market by manufacturing a premium quality product. There is a supply gap in the high-end paper market, causing high margins and relatively little competition. We intend to expand upon our tradition of customer satisfaction in the high quality end of the market; as this represents an improved profit margin.

Analysts forecast that the China economy will enjoy significant growth through 2005 and the foreseeable future. The demand for high quality paper products should witness significant growth. Management expects the market demand for paper for cigarette packaging products to increase consistently. We forecast a 10% to 15% annual growth in cigarette packing supplies. Holographic film should experience a 15% to 20% growth rate due to a lack of replacement products. Dragon is a primary participant in this segment of the market and, while no assurances can be provided, we expect to obtain a growing share of the market in the near future.

Competition

Our industry is highly competitive and includes both small firms and large diversified firms which have the financial, technical and marketing capabilities to compete on a national level. The industry is not dominated by any one firm. Our principal competitor for our SBS and CCB products is Ningbo Zhouli Corporation, who generates approximately 4500 tons and 3000 tons annually, respectively. For our composite paperboard product, there are three principal competitors, including Xinglian Aluminum Foil Limited Corporation, which as a subsidiary of Jiangsu Dare Group. Xinglian generates approximately $145,000 in annual revenues from this product. Nanjing Gold Foil Corporation generates approximately $302,000 in annual revenues and Shanghai Lvxin Packaging Corporation generates approximately $121,000 in revenues from this product.

We believe that we are a leading participant in our industries. However, a large number of established and well-financed entities are active in our industry. Nearly all such entities have financial resources, technical expertise and managerial capabilities similar to ours and, consequently, we expect that our industry will remain very competitive in the foreseeable future.

Government Regulations

Our industry is not subject to any specific regulations. We believe that our operations are conducted in compliance with all of the federal, state and local statutes and regulations that affect our operations.

Employees

As of the date of this Prospectus, our wholly owned subsidiary, Yonglongxing, employs 46 persons, including 3 in sales, 7 in management and administration, with the balance working on the production line. The total number of Anxin employees is 14, including 5 in sales and marketing and 9 in management. None of our employees are members of a union. We consider our employee labor relations to be good.

Property

Our headquarters are located at Bldg 14, Suite A09, International Trading Center, 29 Dongdu Road, Ningbo, China 315000. This space consists of approximately 540 square feet of office space and is leased through December 31, 2008, at a monthly rental rate of $125. Anxin's operations are located at this location as well. The operations of Yonglongxing are located in Fuming County Zhang'ai Village Economic Cooperation Group, which consists of approximately 2950 meters (300,000 square feet), which location is subject to a lease agreement that expires December 31, 2008 at an annual rent of $34,525 (280,000
RMB). This space consists of approximately 60,000 square feet of office space and 240,000 square feet of manufacturing. We believe that these locations will meet our requirements for the foreseeable future. We also believe our leases are on terms competitive with similar locations in the respective areas.

In May 2005, we reached an agreement to buy a manufacturing facility from Ningbo Xinyi Company, Limited. Ningbo Xinyi Company, Limited transferred ownership of 23,345 square meters of property, including a recently completed 8,500 square meter manufacturing facility in exchange for an outstanding account receivable. The land is valued at approximately $2.5 million. See "Certain Relationships and Related Trasnactions."

This new facility allows us to upgrade our manufacturing capabilities and provides a significant amount of land to expand on in the future. Furthermore, the transaction is expected to reduce costs, as we will eliminate the leasing costs on our current facility. We intend on moving our current plant into the new facility, and consolidating the new R&D Center and manufacturing facility under one roof in the near future.

Legal Proceedings

We are not a party to, nor are we aware of any pending legal proceeding. Management believes there is no litigation threatened in which we face potential loss or exposure or which will materially affect shareholders' equity or our business or financial condition upon completion of this offering.

                                   MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name                     Age               Position

David Wu                 35                Chief Executive Officer, President &
                                           Chairman of the Board

Xuejun Chen              35                Vice President & Director

Xiali Gan                39                Chief Financial Officer & Director

Orson Zhang              38                Secretary

Our Articles of Incorporation and Bylaws provide that the number of members of our Board of Directors shall be not less than one (1) and not more than nine (9) members. Our current number of directors is three (3). Directors are elected by the shareholders at the annual meeting and serve until their successors are duly elected and qualified. Directors are elected for a term of one (1) year. All our officers serve at the discretion of our Board of Directors.

The following is a biographical summary of the business experience of our directors and executive officers:

Resumes:

David Wu became our Chairman of the Board, Chief Executive Officer and President on October 4, 2004. Since August 1997, he has also been Chief Executive Officer and Chairman of Ningbo Anxin International Co. Ltd. and has held the same positions with Ningbo City Jiangdong Yonglongxin Special Paper Co. Ltd., in November 1999, each of which is a wholly owned subsidiary. In 1994, he has became the first distributor of "Federal" SBS in the Chinese market and initiated operations in China. He established Ningbo Daxie Development Zone Loyalty Trade Corporation in 1996, which focuses its business on the packing materials industry (the main product is SBS). He received his B.S. from Zhejiang University in 1992. He devotes substantially all of his business time to our Company.

Xuejun Chen became our Vice President and a director on October 4, 2004. He first entered the packing materials industry in 1994 as a salesman for "Federal" SBS. In June 1999, he became the Vice General Manager of Ningbo Anxin International Co. Ltd, our wholly owned subsidiary and added "Hang Kong" CCB as an additional product. He devotes substantially all of his business time to our Company.

Xiali Gan became our Chief Financial Officer on October 4, 2004. From September 1986 through June 1993, she was the financial manager of Ningbo Development Zone Import and Export Corporation. From June 1993 through November 1997, she was the vice manager of Ningbo Bonded Area International Trade Corporation. In December 1997, she was employed as the Accounting Manager of Ningbo Anxin International Co. Ltd. and in November 1999 was appointed to the similar position with Ningbo City Jiangdong Youglongxin Special Paper Company, Ltd. She graduated from Ningbo Senior College with a degree in accounting in 1986. She devotes substantially all of her business time to our Company.

Orson Zhang became our Secretary on October 4, 2004. From 1995 to 1996, he was the vice director of Huaiyin Light Industrial Machinery Factory. In 1997, he became the Chairman of the Board and General Manager of Jiangsu Xinshen Food Co., Ltd., Jiangsu Provence, China. In July 1999, he became the standing Vice General Manager of Jiangsu DARE Xinlian Foil Goods Co., Ltd. In February 2001, he was the QA/QC Manager of SH International Paper Pacific Millennium Cup Co., Ltd., Shanghai, China. From February 2003 through October 2004, he was the Vice General Manager of SH DIJI Investment Management Co., Ltd., Shanghai, China. He graduated from Northwestern Light Industrial College in 1988, and majored in Autocontrol Technology. He also received an MBA degree from Southeast University in 2001. He devotes substantially all of his business time to our Company.

Board Committees

We do not currently have any committees of the Board of Directors.

Family Relationships

There is no family relationship between any director or executive officer of Dragon and any other director or executive officer of Dragon.


                             EXECUTIVE COMPENSATION

Remuneration

         The following table reflects all forms of compensation for services to us for the fiscal years ended June 30, 2004 and 2003, of our Chief Executive Officer. No other member of our management receives aggregate compensation of $100,000 or more.

                                                      SUMMARY COMPENSATION TABLE

                                                                        Long Term Compensation
                                                                       -----------------------
                                     Annual Compensation               Awards               Payouts
                          -------------------------------   -----------------------  -----------------
                                                 Annual    Restricted    Securities             All Other
    Name and                                     Compen-    Stock        Underlying    LTIP      Compen
   Principal                 Salary    Bonus     sation    Award(s)     Options/SARs   Payouts   -sation
     Position      Year       ($)       ($)      ($)        ($)            (#)          ($)        ($)
     --------      ----     ------     ----      ---       ---             ---          ---        ---
David Wu, CEO,     2004    $14,508     $-0-       $0       $0               -           $ 0        $0
President &        2003    $ 5,326     $-0-       $0       $0               -           $ 0        $0
Director


We maintain a policy whereby our directors may be compensated for out of pocket expenses incurred by each of them in the performance of their relevant duties.

Compensation of Directors

Our directors do not currently and have never received any compensation for serving as directors. However, we expect to adopt a plan of reasonable compensation for our directors. We intend to reimburse all of our non-employee directors for all direct expenses incurred by them in attending a board of director meeting and any committee meeting on which they serve.

Employment Agreements

We currently do not have any employment agreements with any of our executive officers.

Stock Plan

In June 2005, our Board of Directors and a majority of our shareholders approved by consent our "2005 Stock Option Plan" (the "Plan"). This Plan provides for the grant of incentive and non-qualified stock options that may be issued to key employees, non-employee directors, independent contractors and others and we have reserved 5,000,000 shares of our Common Stock for issuance under the Plan. The options are to be granted for a term of not more than five (5) years and other terms and conditions that are usual and customary. As of the date of this prospectus, no options to purchase shares have been granted.

The purpose of the Plan is to aid us in retaining the services of executive and key employees and in attracting new management personnel when needed for future operations and growth, and to offer such personnel additional incentive to put forth maximum efforts for the success of our business and opportunities to obtain or increase proprietary interest and, thereby, to have an opportunity to share in our success.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

At March 31, 2005, we had a net receivable from several affiliated entities owned by David Wu, our Chief Executive Officer and President, amounting to $2,559,040. These advances were payable on demand and personally guaranteed by Mr. Wu. However, in May 2005, we reached an agreement to buy a manufacturing facility from Ningbo Xinyi Company, Limited. Ningbo Xinyi Company, Limited transferred ownership of 23,345 square meters of property, including a recently completed 8,500 square meter manufacturing facility in exchange for this outstanding receivable. The land is valued at approximately $2.5 million.

This new facility allows us to upgrade our manufacturing capabilities and provides a significant amount of land to expand on in the future. Furthermore, the transaction is expected to reduce costs, as we will eliminate the leasing costs on our current facility. We intend on moving our current plant into the new facility, consolidating the new R&D Center and manufacturing facility under one roof in the near future.

Our former President, from time to time, provided advances to us for operating expenses. These advances were short-term in nature and non-interest bearing. The amount due to our former President at March 31, 2005, was $18,345 and is included in accrued expenses on our accompanying balance sheet. See "Financial Statements."

In September 2002, our former President loaned us $10,000 to pay operating expenses pursuant to a note. This note is convertible into 1,333,333 shares of our Common Stock at a conversion price of $0.0075 per share and was due on the earlier of (i) our successfully consummating a merger or acquisition; or (ii) one year from the date of the note. When we closed our merger with Dragon International Group Corp., the term of this note was converted into a demand note. Interest accrues at the rate of 3% per annum and aggregated $532 through March 31, 2005. Additionally, in April 2004, our former President entered into a convertible note agreement with us to convert $31,124 of advances to pay operating expenses into to a convertible note. This note is convertible into 4,149,867 shares of our Common Stock at a conversion price of $0.0075 per share and is due on the earlier of (i) our successfully consummating a merger or acquisition; or (ii) one year from the date of the note. When we closed our merger with Dragon International Group Corp., the term of this note was converted into a demand note. Interest accrues at the rate of 3% per annum and aggregated $558 through March 31, 2005. During the nine months ended March 31, 2005, we issued 4,136,789 shares of Common Stock in connection with the conversion of $31,026 of this debt. At March 31, 2005, convertible notes payable outstanding amounted to $10,188, which is convertible into 1,358,400 shares of our Common Stock.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The table below lists the beneficial ownership of our voting securities as of the date of this Prospectus by each person known by us to be the beneficial owner of more than 5% of such securities, as well as by all our directors and officers. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.



                      Name and Address                                    Amount and Nature of           Percent of
Title of Class        of Beneficial Owner                                 Beneficial Ownership             Class

Common                David Wu   (1)                                            12,285,000                  31.4%
                      Bldg 14
                      Suite A09, International Trading Center,
                      29 Dongdu Road
                      Ningbo, China 315000
Common                Shi Shun Li                                               7,150,000                   18.3%
                      Bldg 14
                      Suite A09, International Trading Center,
                      29 Dongdu Road
                      Ningbo, China 315000
Common                Zhou Ying                                                  4,200,000                   10.7%
                      Bldg 14
                      Suite A09, International Trading Center,
                      29 Dongdu Road
                      Ningbo, China 315000
Common                Wu Cai Yi                                                  3,150,000                     8%
                      Bldg 14
                      Suite A09, International Trading Center,
                      29 Dongdu Road
                      Ningbo, China 315000
Common                All Officers and Directors as a Group (4                  12,285,000                  31.4%
                      persons)


---------------------------------
(1) Officer and director of our Company.

                            DESCRIPTION OF SECURITIES

The stock being registered under this Form SB-2 is Common Stock of Dragon International Group Corp., having a par value of $0.001 per share. The total number of shares of Common Stock that we have authority to issue is two hundred million (200,000,000) shares, par value of $0.001 per share. All of the Common Stock authorized under our Articles of Incorporation has equal voting rights and powers without restrictions in preference. The holder of any of our Common Stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power. The holders of our Common Stock shall have neither pre-emption nor dividend rights pursuant to our Articles of Incorporation, as amended.

The Articles of Incorporation also authorize twenty-five million shares of Preferred Stock, par value of $0.001 per share, none of which has been issued, and which is not part of this Prospectus. The Preferred Stock is entitled to preference over the Common Stock with respect to the distribution of assets of Dragon International Group Corp. in the event of liquidation, dissolution, or winding-up of Dragon International Group Corp., whether voluntarily or involuntarily, or in the event of the any other distribution of assets of Dragon International Group Corp. among its stockholders for the purposes of winding-up affairs. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The directors, in their sole discretion, have the power to determine the relative powers, preferences, and right of each series of preferred stock.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, subject to certain limited exceptions, eliminate the personal liability of a director to our Company or our shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) any breach of a duty of loyalty, (ii) an act or omission which includes intentional misconduct or knowing violation of law, or (iii) any transaction from which a director derives an improper personal benefit. In addition, if at any time the Nevada law is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Nevada statute require such action.

Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of Dragon pursuant to the foregoing provisions, we have been told that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of Common Stock by the Selling Stockholders. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. We will receive proceeds from the exercise of the Warrants. Assuming all the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will continue to own any shares of our Common Stock.

The following table also sets forth the name of each person who is offering the resale of shares of Common Stock by this Prospectus, the number of shares of Common Stock beneficially owned by each person, the number of shares of Common Stock that may be sold in this Offering and the number of shares of Common Stock each person will own after the Offering, assuming they sell all of the shares offered.

This Prospectus, as it may be amended or supplemented from time to time, is deemed to relate to the 15,779,300 shares of Common Stock that, in the aggregate, underlie our outstanding Warrants and Notes that may be sold by the holders thereof upon exercise of their Warrants or conversion of their Notes, as applicable. Each investor has executed and delivered to us a confirmation that they are each an "accredited investor," as that term is defined under the Securities Act of 1934, as amended. The Selling Stockholders and the number of shares of our Common Stock underlying their Warrants and Notes are as follows:

                                                                    # of Shares
                                            # of Common Shares      Underlying
Name                                       Convertible from Notes   Warrants (1)

CE Revocabale Trust Cal Eisenberg Trustee,           125,000          50,000
Norman Jacobs                                        250,000         100,000
Phillip Schiller                                     125,000          50,000
Leonard Schiller                                     125,000          50,000
Douglas Wertheimer                                   125,000          50,000
Edward Messreni                                      125,000          50,000
Howard M. Schoor Qualified Personal Residence Trust  250,000         100,000
Frances Schoor Qualified Personal Residence Trust    250,000         100,000
Jo-Bar Enterprises LLC                               500,000         200,000
Dan Lee                                              500,000         200,000
Louis Sudler                                         500,000         200,000
Richard L. Bazelon & Eileen A. Bazelon               500,000         200,000
Pooja Patil                                          125,000          50,000
Jayakumar & Purnima Patil                            250,000         100,000
Jeffrey & Judith Miller                              125,000          50,000
Nunley Investments, LLC                              500,000         200,000
George Anna Gleason                                  125,000          50,000
Austin Gleason Pension Plan                          250,000         100,000
W.M Huse M.D. & Margaret R. Huse M.D.                250,000         100,000
Donald R. Smith                                      500,000         200,000
Norman H. Cohen & Stephanie Randall Partnership      125,000          50,000
Michel Janis and Rosamond Janis                      250,000         100,000
John Zale                                            125,000          50,000
Richard David                                        750,000         300,000
Nite Capital, LP                                     500,000         200,000
Linda Van Le                                         124,500          49,800
James Adametz                                        125,000          50,000
Khala Nicolas                                        250,000         100,000
Andrew I. Telsey                                     100,000          40,000
Edge Capital Partners, Ltd.                          250,000         350,000 (2)
Victor Novogrodsky                                   312,500         437,500 (3)

Elicia David                                         375,000         525,000 (4)
Austin Gleason                                       125,000        175,000 (5)
Rasen Trust                                          125,000        175,000 (5)
Henry G. Herzing 1999 Trust                          350,000        490,000 (6)
The Mulkey II Limited Partnership                    250,000        350,000 (7)
Leonard Schiller                                           -         25,000 (8)
Richard Galterio                                           -        109,200 (8)
Vincent Labarabara                                         -        110,000 (8)
Peter Fulton                                               -         36,000 (8)
Mario Marsillo                                             -         76,000 (8)
Skyebanc, Inc.                                             -        143,800 (9)
                                                   -----------      ---------

Totals                                             9,637,000       6,142,300
-----------------------
(1) Unless otherwise indicated, these Warrants are exercisable at $.30 per Warrant.

(2) Includes 100,000 Warrants exercisable at $.30 per Warrant and 250,000 Warrants exercisable at $.40 per Warrant.

(3) Includes 125,000 Warrants exercisable at $.30 per Warrant and 312,500 Warrants exercisable at $.40 per Warrant.

(4) Includes 150,000 Warrants exercisable at $.30 per Warrant and 375,000 Warrants exercisable at $.40 per Warrant.

(5) Includes 50,000 Warrants exercisable at $.30 per Warrant and 125,000 Warrants exercisable at $.40 per Warrant.

(6) Includes 140,000 Warrants exercisable at $.30 per Warrant and 350,000 Warrants exercisable at $.40 per Warrant.

(7) Includes 100,000 Warrants exercisable at $.30 per Warrant and 250,000 Warrants exercisable at $.40 per warrant.

(8) Assignee of Skyebanc, Inc. These Warrants are exercisable at $.01 per
Warrant.

(9) These Warrants are exercisable at $.01 per Warrant.


                              PLAN OF DISTRIBUTION

Each Selling Stockholder of the Common Stock of Dragon International Group Corporation, a Nevada corporation, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o  privately negotiated transactions;

        o  settlement of short sales;

        o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

        o  a combination of any such methods of sale; and

        o  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. One of the Selling Stockholders, Skyebanc, Inc. ("Skyebanc"), is a registered broker dealer and an NASD member firm. Skyebanc served as placement agent in our recently completed private placement offering and received, in addition to commissions, warrants to purchase an aggregate of 500,000 shares of our Common Stock with an exercise price of $0.01 per share in connection with our July 2005 offering. The registration statement of which this Prospectus forms a part includes the shares underlying the warrants held by Skyebanc.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock; however, they may elect to sell their shares through Skyebanc as described below. As a broker dealer who is also a Selling Stockholder, Skyebanc may be deemed an underwriter with respect to the shares it may sell pursuant to this Prospectus.

In order to comply with the securities laws of some states, the Selling Stockholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling shareholder complies with the exemption.

Dragon International Group Corp. is required to pay certain fees and expenses incurred by us incident to the registration of the shares. Dragon International Group Corp. has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

Skyebanc has indicated to us its willingness to act as selling agent on behalf of the selling shareholders named in the Prospectus under "SELLING STOCKHOLDERS" that purchased our privately placed securities. All shares sold, if any, on behalf of Selling Stockholders by Skyebanc would be in transactions executed by Skyebanc on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4.5% of the gross proceeds. Skyebanc does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through Skyebanc. In the event that there are other broker dealer firms involved in the distribution of securities on behalf of Selling Stockholders, the maximum commission or discount to be received will not be greater than 8% of the sale of any securities which were registered pursuant to this Prospectus under SEC Rule 415.

NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

        o it intends to take possession of the registered Securities or to facilitate the transfer of such certificates;

        o the complete details of how the Selling Stockholders shares are and will be held, including location of the particular accounts;

        o whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Stockholders, including details regarding any such transactions; and

        o in the event any of the Securities offered by the Selling Stockholders are sold, transferred, assigned or hypothecated by Selling Stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of NASD for review.

No persons associated with us or the Selling Stockholders may participate in the distribution of the shares to be offered by Selling Stockholders unless they meet the safe harbor provisions of the SEC Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 with respect to exemption from registration as a broker/dealer.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

Any Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of Common Stock or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

At the time a Selling Stockholder makes a particular offer of shares we will, if required under applicable rules and regulations, distribute a Prospectus supplement that will set forth:

        o the number of shares that the Selling Stockholder is offering;

        o the terms of the offering, including the name of any underwriter, dealer or agent;

        o the purchase price paid by any underwriter;

        o any discount, commission and other underwriter compensation;

        o discount, commission or concession allowed or reallowed or paid to any dealer; and o the proposed selling price to the public.

We will not receive any proceeds from sales of any shares by the Selling Stockholders.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Effective October 20, 2004, the firm of Stark Winter Schenkein & Co., LLP ("SWS"), our independent accountant during the period from August 29, 2002 to October 20, 2004, was dismissed. Our Board of Directors authorized this action. SWS had audited our financial statements for our fiscal years ended June 30, 2004, 2003 and 2002.

In connection with the audit of our financial statements as of June 30, 2004, 2003 and 2002 and through the date of this Report, there were no disagreements with SWS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of SWS, would have caused them to make reference in connection with its reports to the subject matter of the disagreements.

The audit report of SWS on our financial statements as of June 30, 2004 and 2003, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

SWS's report contained a separate paragraph stating "the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has working capital and stockholders' deficits. These factors raise substantial doubt about the Company's ability to continue as a going concern.. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

Effective November 8, 2004, we retained the firm of Sherb & Co, LLP ("Sherb") to audit our financial statement for our fiscal year ending June 30, 2005, and include such report as part of our annual report on Form 10-KSB for our fiscal year ending June 30, 2005. This change in independent accountants was approved by our Board of Directors. During the fiscal years ended June 30, 2004 and 2003 and the subsequent interim periods through October 20, 2004, we did not consult with Sherb regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements or any other matters or reportable events.


                                  LEGAL MATTERS

Andrew I. Telsey, P.C., Englewood, Colorado will issue an opinion with respect to the validity of the shares of Common Stock being offered hereby. Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 200,000 shares of our Common Stock, a convertible note convertible into 370,000 shares of our Common Stock, a $20,000 convertible note which he purchased in our recent private offering, and 40,000 common stock purchase warrants exercisable at $.30 per warrant.


                                     EXPERTS

The financial statements as of June 30, 2004 and for the year ended June 30, 2004 and 2003 are incorporated in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Sherb & Co. LLP, Certified Public Accountants, and are included herein in reliance upon the authority of this firms as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the Prospectus of Dragon International Group Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Upon effectiveness of our registration statement on Form SB-2, we will be subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                     Dragon International Group Corporation




                                15,779,300 Shares





                           --------------------------


                                   PROSPECTUS


                           --------------------------






                        [________________________], 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his "duty of care." This provision does not apply to the directors': (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Section 78.7502 of the Nevada Revised Statutes grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, all of which are being paid exclusively by the Company and commissions are as follows:

         Securities and Exchange Commission registration fee  $    538.59
         Printing and mailing costs and fees                     1,000.00   *
         Legal fees and costs                                   35,000.00   *
         Accounting fees and costs                              10,000.00   *
         Transfer Agent fees                                     1,000.00   *
         Miscellaneous expenses                                  2,000.00   *
                                                                ------------
         TOTAL                                                 $49,538.59  *
                                                                =============
---------------------
         *  Estimated

Item 26.  Recent Sales of Unregistered Securities.

In August 2005, we issued 500,000 shares of our Common Stock as part of the acquisition of Xiayan Naite.

In July 2005, we issued 1,000,000 shares of our Common Stock in exchange for 60% interest in Yougxin.

On May 9, 2005, we commenced a private offering of Units, each Unit consisting of a secured, convertible promissory note and warrants, totaling up to a maximum of $2,500,000. We sold an aggregate of $1,927,400 of these Units to an aggregate of 42 "accredited investors," as that term is defined under the Securities Act of 1933,as amended. The minimum subscription was for $100,000 or one Unit; however, we reserved the right to accept subscriptions for a fractional Unit, which we did. Each Unit consisted of a secured convertible note with a face value of the principal amount invested by each investor, carrying an annual coupon of 8%, payable on a monthly basis in cash or Common Stock on the first of every month and two hundred thousand(200,000) common stock purchase warrants, each to purchase a share of our Common Stock for every dollar invested, exercisable at a purchase price of $.30 per share for a period of five years following the final closing date of the offering period, subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations or reclassifications of our Common Stock. The Notes mature two years after issuance. We have the option to satisfy principal and interest payments in cash or Common Stock. The principal and interest is convertible into shares of our "registered" Common Stock based on the following criteria: At the sole election of the Holder, any portion of the unpaid principal balance of the Note, together with any interest that may have accrued through the date of such conversion, may be converted into shares of our Common Stock. The Holder shall provide us with fifteen (15) days written notice prior to such payment ("Holder Conversion Notice"). The Holder may elect to receive shares of Common Stock at a conversion rate equal to a 20% discount to the average closing bid price for the previous five days to the Holder Conversion Notice. The Holder will have a maximum conversion price of $.55 per share and a minimum conversion price of $.20 per share. The Holder may elect to convert a portion or all of any unpaid interest and/or principal due to the Holder regardless as to whether the criteria as detailed herein are satisfied.

Skyebanc, Inc., an NASD broker dealer, acted as selling agent in connection with the offering. We granted warrants to purchase 500,000 shares of our Common Stock to Skyebanc, Inc. for its services with regard to the offering at an exercise price of $.01 per share, which warrants expire on July 1, 2010.

On March 1, 2005, we closed a private offering of Units, each Unit consisting of an 8% Secured Convertible Debenture and 250,000 Class "A" Warrants, each warrant exercisable to purchase one (1) share of our Common Stock at an exercise price of $.40 per share for a period of five (5) years following the closing of the offering. The investors in this offering were also granted "piggyback" registration rights for the shares underlying the warrants, as well as the shares reserved for issuance in the event of conversion of the Debentures. We received gross proceeds of $357,500 from the sale of these Units ($321,750 net). The Units were sold to a total of 7 "accredited investors," as that term is defined under the Securities Act of 1933, as amended. The Debentures were scheduled to mature six months following the closing of the offering. Interest only is payable monthly. Each of the investors to this offering elected to convert to our new offering, described above.

Effective February 7, 2005, holders of outstanding convertible promissory notes exercised their respective conversion rights applicable thereto and we issued an aggregate of 3,041,789 Common Shares to four holders pursuant to the terms of their notes.

Effective January 17, 2005, a holder of a convertible promissory note exercised his conversion rights applicable thereto and we issued 1,095,000 Common Shares to him pursuant to the terms of said note.

On or about December 31, 2004, we issued 4,000,000 shares of our Common Stock to one person in consideration for the remaining 30% interest in Anxin.

Effective October 4, 2004, we entered into an Agreement and Plan of Reorganization (the "Merger"), with Dragon International Group Corp, Ningbo, China ("Dragon"), whereby Dragon did agree to merge with us. We were the surviving entity in the Merger. We also undertook a reverse stock split of our Common Stock, whereby one (1) share of Common Stock was issued in exchange for every eight (8) shares of Common Stock outstanding immediately prior to the effective date of the Merger. We issued an aggregate of 25,905,233 "restricted" shares of our Common Stock to the Dragon shareholders, representing approximately 95% of our issued and outstanding Common Stock following the Merger.

Item 27.  Exhibits.

Exhibit No.       Description

2.5 Agreement and Plan of Reorganization between Retail Highway.com, Inc. and Dragon International Group Corp. Previously filed as an exhibit to the Company's Form 8-K dated October 4, 2004.

2.6 Amendment to Plan of Reorganization. Previously filed as an exhibit to the Company's Form 8- K dated October 4, 2004.

2.7               Stock Purchase  Agreement for 30% interest in Anxin.
                  Previously filed as an exhibit to the Company's Form 8-K dated December 31, 2004.

2.8 Form of Secured Convertible Debenture. Previously filed as an exhibit to the Company's Form 8-K dated March 1, 2005

2.9               Form of Security  Agreement - March 2005  Offering.
                  Previously filed as an exhibit to the Company's Form 8-K dated March 1, 2005

2.10 Form of Warrant - March 2005 Offering. Previously filed as an exhibit to the Company's Form 8-K dated March 1, 2005

2.11              Form of Secured Convertible Promissory Note - July 2005
                  Offering. *

2.12              Form of Warrant - July 2005 Offering. *

3.1 Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-SB filed December 10, 1997.

3.2 Amendment to Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-SB filed December 10, 1997.

3.3 Bylaws. Previously filed as an exhibit to the Company's Form 10-SB filed December 10, 1997.

3.4 Amendment to Articles of Incorporation. Previously filed as an exhibit to the Company's Form 8-K filed April 30, 1999.

3.5 Articles of Merger between Retail Highway.com, Inc. and Dragon International Group Corp. Previously filed as an exhibit to the Company's Form 8-K/A filed December 6, 2004.

5.1               Consent of Andrew I. Telsey, P.C.*

10.1              Office Lease - Principal place of business*

10.2 Additional business lease - in Fuming County Zhang'ai Village Economic Cooperation Group*

10.3 Stock Purchase Agreement between the Company, Anxin and Xianyang Naite Research & Development Center dated August 1, 2005.*

10.4 Stock Purchase Agreement between the Company, Anxin and Hangzhou Yongxin Paper Company, Limited, dated July 1, 2005.*

10.5 Stock Purchase Agreement between Anxin and Ningbo Xinyi Company, Limited, dated June 1, 2005.*

10.6              Consulting Agreement between the Company and China Direct
                  Investments, Ltd.*

10.7              Credit Line Agreement Of Guangdong Development Bank

10.8              Mortgage Loan Contract Commercial Bank of Ning

21.1              List of Subsidiaries*

24.1              Consent of Andrew I. Telsey, P.C. (see Exhibit 5.1 hereto)*

24.2              Consent of Sherb & Co., L.L.P.*
------------
* Filed herewith.

Item 28.  Undertakings.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

         (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes as such information in the Registration Statement.

         2. That for the purpose of determining any liability under the Securities Act, such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

         4. To file during any period in which we offer or sell securities, a post effective amendment to this registration statement, to reflect in the prospectus any facts or events which, or individually or together, represent a fundamental change in the information in the registration statement.

         5. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer or expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, Dragon International Group Corporation, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ningbo, China on August 15, 2005.


                                        DRAGON INTERNATIONAL GROUP CORPORATION


                                                   By:  /s/ David Wu
                                                   ----------------------------
                                                   David Wu, Chief Executive
                                                   Officer and President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Wu his attorney-in-fact and agent, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                               Date

/s/ David Wu                     Chief Executive Officer,        August 15, 2005
-------------------------        President and Director
David Wu


/s/ Xuejun Chen                  Vice President and Director     August 15, 2005
-------------------------
Xuejun Chen


/s/ Xiali Gan                  Chief Financial Officer           August 15, 2005
-------------------------      & Director
Xiali Gan

                           FINANCIAL STATEMENT INDEX
                                                                            Page
Consolidated Balance Sheet
                  March 31, 2005 (Unaudited).................................F-2
      Consolidated Statements of Operations (Unaudited)
                  For the Three and Nine Months Ended
                  March 31, 2005 and 2004....................................F-3
      Consolidated Statements of Cash Flows (Unaudited)
                  For the Nine Months Ended March 31, 2005 and 2004..........F-4

      Notes to Consolidated Financial Statements.......................F-5 -F-14


Report of Independent Registered Public Accounting Firm.....................F-15

Consolidated Financial Statements:

Consolidated Balance Sheet-June 30, 2004....................................F-16

Consolidated Statements of Operations-June 30, 2004.........................F-17

Consolidated Statements of Stockholders' Equity-June 30, 2004...............F-18

Consolidated Statements of Cash Flows- June 30, 2004........................F-19

Notes to Consolidated Financial Statements- June 30, 2004..............F-20-F-28

                DRAGON INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 March 31, 2005
                                   (Unaudited)



                                             ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                        $   226,588
    Accounts receivable (net of allowance
    for doubtful accounts of $57,780)                                  3,205,317
    Inventories                                                        1,013,259
    Advances to employees                                                264,847
    Due from related parties                                           3,072,182
    Prepaid expenses and other                                           292,077
                                                                         -------

        Total Current Assets                                           8,074,270

PROPERTY AND EQUIPMENT - Net                                             398,487

OHER ASSETS                                                               14,018
                                                                          ------

        Total Assets                                                 $ 8,486,775
                                                                     ===========


                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt                                $ 1,117,150
    Convertible debentures payable, net                                   96,985
    Convertible notes payable                                             10,188
    Accounts payable                                                   2,596,062
    Accrued expenses                                                   1,239,732
    Advances from customers                                               64,917
                                                                          ------

        Total Current Liabilities                                      5,125,034

LONG-TERM DEBT, net of current portion                                   120,773
                                                                         -------

        Total Liabilities                                              5,245,807
                                                                       ---------

STOCKHOLDERS' EQUITY:
    Common stock ($.001 Par Value; 200,000,000 Shares Authorized;
        37,585,234 shares issued and outstanding)                         37,585
    Additional paid-in capital                                           647,272
    Retained earnings                                                  2,556,111
                                                                       ---------

        Total Stockholders' Equity                                     3,240,968
                                                                       ---------

        Total Liabilities and Stockholders' Equity                  $  8,486,775
                                                                     ===========


                 See notes to consolidated financial statements

                DRAGON INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                            For the Three Months                  For the Nine Months
                                                                Ended March 31,                     Ended March 31,
                                                      ----------------------------------  ------------------------------------
                                                           2005              2004               2005               2004
                                                      ----------------  ----------------  -----------------  -----------------
                                                         (Unaudited)      (Unaudited)         (Unaudited)        (Unaudited)

NET REVENUES                                              $ 2,472,996      $  6,031,646       $ 14,564,067      $  14,715,401

COST OF SALES                                               2,127,644         5,386,828         13,646,147         13,074,644
                                                      ----------------  ----------------  -----------------  -----------------

GROSS PROFIT                                                  345,352           644,818            917,920          1,640,757
                                                      ----------------  ----------------  -----------------  -----------------

OPERATING EXPENSES:
     Selling expenses                                         120,371            27,627            338,595            642,573
     General and administrative                               105,836           238,678            387,334            351,558
                                                      ----------------  ----------------  -----------------  -----------------

        Total Operating Expenses                              226,207           266,305            725,929            994,131
                                                      ----------------  ----------------  -----------------  -----------------

INCOME FROM OPERATIONS                                        119,145           378,513            191,991            646,626
                                                      ----------------  ----------------  -----------------  -----------------

OTHER INCOME (EXPENSE):
     Other income                                              27,943           124,559             57,856            252,002
     Interest expense, net                                    (54,105)          (13,966)          (105,787)           (54,087)
                                                      ----------------  ----------------  -----------------  -----------------

        Total Other Income (Expense)                          (26,162)          110,593            (47,931)           197,915
                                                      ----------------  ----------------  -----------------  -----------------

INCOME BEFORE INCOME TAXES                                     92,983           489,106            144,060            844,541

INCOME TAXES                                                       70           (30,574)           (49,213)           (89,627)
                                                      ----------------  ----------------  -----------------  -----------------

NET INCOME                                                $   93,053       $   458,532        $     94,847      $     754,914
                                                      ================  ================  =================  =================


NET INCOME PER COMMON SHARE
      Basic                                              $      0.00      $      0.02         $      0.00       $       0.03
                                                      ================  ================  =================  =================
      Diluted                                            $      0.00      $      0.02         $      0.00       $       0.03
                                                      ================  ================  =================  =================

      Weighted Common Shares Outstanding - Basic           36,094,090        24,625,000         29,774,932         24,625,000
                                                      ================  ================  =================  =================
      Weighted Common Shares Outstanding - Diluted         36,094,090        24,625,000         29,774,932         24,625,000
                                                      ================  ================  =================  =================


                 See notes to consolidated financial statements
                                       F-3

                DRAGON INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                 For the Nine
                                                                                                 Months Ended
                                                                                                   March 31,
                                                                                     ----------------------------------------
                                                                                            2005                 2004
                                                                                      -------------------  -------------------

                                                                                          (Unaudited)           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                                                             $    94,847         $    754,914
    Adjustments to reconcile net income to net cash provided by (used in)
       operating activities:
       Depreciation                                                                             53,306               34,205
       Amortization of discount on debentures payable                                           23,684                    -
       Debt issuance costs                                                                       2,979                    -

    Changes in assets and liabilities:
       Accounts receivable                                                                  (1,106,472)          (1,955,020)
       Inventories                                                                           1,813,955             (148,993)
       Prepaid and other current assets                                                        372,876              696,662
       Advances to employees                                                                   306,547              (12,487)
       Other assets                                                                            (14,018)              65,135
       Accounts payable                                                                     (1,697,935)           3,219,669
       Accrued expenses                                                                        256,802             (711,326)
       Advances to customers                                                                  (324,022)            (223,184)
                                                                                    -------------------  -------------------

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                           (217,451)           1,719,575
                                                                                    -------------------  -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Due from related parties                                                                  (513,142)          (1,819,651)
    Decrease in short-term investments                                                         386,473                    -
    Capital expenditures                                                                      (153,348)             (32,275)
                                                                                    -------------------  -------------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                                   (280,017)          (1,851,926)
                                                                                    -------------------  -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from loans payable                                                                101,450               54,347
    Proceeds from debentures payable                                                           321,750                    -
    Contributed capital                                                                         15,000                    -
    Distributions to shareholders                                                                    -             (102,657)
                                                                                    -------------------  -------------------
NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES                                      438,200              (48,310)
                                                                                    -------------------  -------------------

NET DECREASE IN CASH                                                                           (59,268)            (180,661)

CASH  - beginning of year                                                                      285,856              501,135
                                                                                    -------------------  -------------------

CASH - end of period                                                                       $   226,588         $    320,474
                                                                                    ===================  ===================

SUPPLEMENTAL CASH FLOW INFORMATION:

    Non-cash investing and financing activities
          Issuance of common stock for debt                                                $   57,601          $         -
                                                                                     ===================  ===================
          Deferred discount and deneficial conversion on debentures payable                $  284,199          $         -
                                                                                     ===================  ===================


                 See notes to consolidated financial statements.

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Dragon International Group Corp. (formerly Retail Highway.com, Inc. ("Retail" or the "Company") was incorporated in the State of Nevada on February 17, 1993 under the name "LBF Corporation" and has been in the development stage since its inception. Effective April 17, 1999, the Company acquired certain assets to facilitate the Company's entry into electronic commerce and changed its name to Retail Highway.com, Inc.

On or around August 13, 2004, as amended on September 30, 2004 and effective October 4, 2004, under an Agreement and Plan of Reorganization, the Company issued 24,625,000 shares of the Company's common stock for the acquisition of all of the outstanding capital stock of Dragon International Group Corp., ("Dragon") a Florida corporation. For financial accounting purposes, the exchange of stock will be treated as a recapitalization of Retail with the former shareholders of the Company retaining 1,280,234 or approximately 5% of the outstanding stock.

In connection with the merger, the Company effected a reverse stock split of the Company's common stock, whereby one (1) share of common stock was issued in exchange for every eight (8) shares of common stock outstanding immediately prior to October 4, 2004, the effective date. All share and per-shares information has been restated to reflect this reverse stock split.

Additionally, as part of the Merger, the Company amended its Articles of Incorporation, whereby the Company changed its name to Dragon International Group Corp. as well as reestablished its capitalization to the authorized capital structure immediately prior to the Merger, which consists of 25,000,000 shares of Preferred Stock, par value $0.001 per share, and 50,000,000 Common Shares, par value $.001 per share. Further, the Company's prior management resigned their respective positions with the Company and was replaced by management of Dragon.

                        DRAGON INTERNATIONAL GROUP CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
             POLICIES (Continued)

The Company (Continued)

Dragon, a Florida corporation, was founded in June 2004. On June 30, 2004, Dragon acquired 70% ownership interest of Ningbo Anxin International Co. Ltd. ("Anxin"). Anxin is located in Ningbo, Zhejiang Province, China, 200 miles south of Shanghai, and was established in 1997. It is a company operating in international trade as well as a manufacturer in the integrated packaging paper industry. It holds an ISO9000 certificate and national license to import and export. In addition to its own operations, Anxin operates three subsidiaries, including: (i) Shanghai Anhong Paper Co. Ltd., ("Anhong"), a trading company located in Shanghai, with another manufacturing facility in Ningbo; Anhong's main products are "Federal" SBS and "Hang Kong" CCB; (ii) Ningbo Long'an Industry and Trade Co. Ltd ("Long'an"), which has been set up to begin the business of Indonesia `Hang Kong" CCB. It holds the national license to import and export; and (iii) Jiangdong Yonglongxin Special Paper Co., Ltd. ("Yonglongxin"). Yonglongxin holds an ISO9000 certificate and has five series of products, including golden and silver paperboards, aluminum foil paperboards, pearl paperboards, laser paperboards and mirror-like paperboards. Anxin has a distribution network covering east and central China. The Stock Purchase Agreement between Dragon and Anxin has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Dragon, pursuant to which Anxin is treated as the continuing entity.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. These financial statements should be read in conjunction with the financial statements for the year ended June 30, 2004 and notes thereto contained on Form 10-KSB of the Company as filed with the Securities and Exchange Commission. The results of operations for the nine months ended March 31, 2005 are not necessarily indicative of the results for the full fiscal year ending June 30, 2005.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                        DRAGON INTERNATIONAL GROUP CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories, consisting of raw materials and finished goods related to the Company's products are stated at the lower of cost or market utilizing the first-in, first-out method.

Net income per share

Basic income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

Stock-based compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

                        DRAGON INTERNATIONAL GROUP CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss. As of March 31, 2005, the exchange rate for the Chinese Renminbi (RMB) was $1 US for 8.28 RMB.

The reporting currency is the U.S. dollar. The functional currency of the Company's Chinese subsidiary, Anxin, is the local currency. The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented because the Chinese dollar (RMB) fluctuates with the United States dollar. The cumulative translation adjustment and effect of exchange rate changes on cash at March 31, 2005 and 2003 was not material.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

                        DRAGON INTERNATIONAL GROUP CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)


NOTE 2 - INVENTORIES

At March 31, 2005, inventories consisted of the following:

         Raw materials                           $        447,821
         Finished goods                                   565,438
                                                   --------------
                                                 $      1,013,259
                                                   ==============

NOTE 3 - RELATED PARTY TRANSACTIONS

Due from related parties

The consolidated financial statements include balances and transactions with related parties. At March 31, 2005, the Company had a net receivable from several affiliated entities owned by an officer of the Company amounting to $3,072,182. These advanced are payable on demand and are personally guaranteed by the officer.

Due to related party

The former President of the Company, from time to time, provided advances to the Company for operating expenses. These advances are short-term in nature and non-interest bearing. The amount due to the former President at March 31, 2005 was $18,345 and is included in accrued expenses on the accompanying balance sheet.

NOTE 4 - CONVERTIBLE NOTES PAYABLE

In September 2002, the former President of the Company lent the Company $10,000 to pay operating expenses pursuant to a note. This note is convertible into 1,333,333 shares of the Company's common stock at a conversion price of $0.0075 per share and is due on the earlier of (i) the Company successfully consummating a merger or acquisition; or (ii) one year from the date of the note. Interest accrues at the rate of 3% per annum and aggregated $532 through March 31, 2005. Additionally, in April 2004, the former President of the Company entered into a convertible note agreement with the Company to convert $31,124 of advances to pay operating expenses into to a convertible note. This note is convertible into 4,149,867 shares of the Company's common stock at a conversion price of $0.0075 per share and is due on the earlier of (i) the Company successfully consummating a merger or acquisition; or (ii) one year from the date of the note. Interest accrues at the rate of 3% per annum and aggregated $558 through March 31, 2005. During the nine months ended March 31, 2005, the Company issued 4,136,789 shares of common stock in connection with the conversion of $31,026 of this debt. At March 31, 2005, convertible notes payable outstanding amounted to $10,188, which is convertible into 1,358,400 shares of common stock.

                        DRAGON INTERNATIONAL GROUP CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)



NOTE 4 - CONVERTIBLE NOTES PAYABLE (continued)

In May, 2004, the Company's attorney entered into an agreement with the Company to convert $15,171 of accounts payable for legal services to a note. This note was convertible into 2,022,667 shares of the Company's common stock at a conversion price of $0.0075 per share and was due on the earlier of (1) the Company successfully consummating a merger or acquisition; or (ii) upon demand. Interest accrued at the rate of 18% per annum. On October 4, 2004, this note was converted into 2,022,667 shares of common stock.

In August 2004, a vendor entered into an agreement with the Company to convert $11,404 of accounts payable to a convertible note. This note was convertible into 1,520,544 shares of the Company's common stock at a conversion price of $0.0075 per share and was due on the earlier of (1) the Company successfully consummating a merger or acquisition; or (ii) upon demand. Interest accrued at the rate of 18% per annum. On October 4, 2004, this note was converted into 1,520,544 shares of common stock.

NOTE 5 - DEBENTURES PAYABLE

During fiscal 2003, the Company raised capital from accredited investors under a private placement memorandum. Each unit consisted of a promissory note of $50,000 and a common stock purchase warrant to purchase 25,000 shares of the Company's common stock exercisable at $.16 per share. The purchase warrants expire in five years from the date of the warrant. The notes had a term of one year and provided for interest accrual on the unpaid principal balance of 10% per year.

Effective March 15, 2005, the Company raised capital from accredited investors under a private offering of Units. The private offering provided for the sale of 12 units at a price of $25,000 per unit in order to raise up to a total of $300,000. The private offering sold additional units for a total capital raise of $357,500. Each unit consisted of a $25,000 8% Secured Convertible Debenture and a Class A common stock purchase warrant to purchase 250,000 of the Company's common stock at $.40 per share for a period of five (5) years following the closing of the offering. The investors in this offering were also granted "piggyback" registration rights for the shares underlying the warrants, as well as the shares reserved for issuance in the event of conversion of the Debentures. The Company received gross proceeds of $357,500 from the sale of these Units ($321,750 net). The Units were sold to a total of 7 "accredited" investors, as that term is defined under the Securities Act of 1933, as amended. The Debentures are secured by property with an estimated value of $227,900 and 12,250,000 shares of Common Stock owned by David Wu, the Company's President and Chief Executive Officer. The Debentures mature six (6) months following the closing of the offering. Interest only is payable monthly.

                        DRAGON INTERNATIONAL GROUP CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)

NOTE 5 - DEBENTURES PAYABLE (continued)

Conversion of the Debenture can occur several ways as follows:

1. The Company may convert a portion of the remaining principal and accrued interest due into shares of common stock, upon notice, at a conversion rate equal to a 20% discount to the weighted average bid price for the previous five days prior to receipt of such Notice of Conversion with a floor of $.40 per share. The Company can elect to convert provided that the Company notifies the Holder of its intent to convert to shares of common stock by the 15th calendar day of the month preceding such anticipated conversion and provided that:

                  i. The common stock received for payment is fully registered at the time of receipt and is delivered without restriction of any kind

                  ii. The average daily trading volume of the Company's common stock as measured for the prior 60 days to Notice of Conversion is no less than 50,000 shares per day to the Holder; or

                  iii. The weighted average daily price per share as measured from the five trading days prior to Notice of Conversion is no less than $0.50 per share; or

                  iv. Any payment of the principal balance due herein must be received by the Holder within three (3) business days of the first day of the month

         Further, the Company may elect to convert the remaining principal and accrued interest due into shares of common stock at the greater of: (i) 10% of the remaining principal value of the Debenture for the previous five (5) days prior to receipt of such Notice of Conversion; or (ii) 25% of the average weighted daily value of the common shares.

2. The Holder can elect to convert all remaining principal and interest due into shares of common stock at a 20% discount to the market with a floor of $.40. At no time can the conversion price be in excess of $.75 per share. Such anticipated conversion may only occur in the event the following criteria are met: (a) the common stock received for payment is fully registered at the time of receipt and is delivered without restriction of any kind; (b) the average daily trading volume as measured for the 60 days prior to Notice of Conversion is no less than 50,000 shares per day; (c) the weighted average daily price per share as measured from the five trading days prior to Notice of Conversion is no less than $.50 per share; and (d) the stock must be delivered within three (3) business days of the 1st of the current month.

                        DRAGON INTERNATIONAL GROUP CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)

NOTE 5 - DEBENTURES PAYABLE (continued)

In connection with the 1,787,500 warrants issued with the debentures, the Company recorded imputed interest in the amount of $239,510 that will be amortized over the life of the debentures. Additionally in connection with the debentures, the Company recorded a beneficial conversion amount of $44,688 as that will be amortized over the life of the debentures. For the nine months ended March 31, 2005, the amount of amortization of imputed interest and beneficial conversion charged to interest expense was $23,683.

NOTE 6 - STOCKHOLDERS EQUITY

Common Stock

In August 2004, the Company's board of directors approved a 1 for 8 reverse stock split. All per share data included in the accompanying consolidated financial statement have been adjusted retroactively to reflect the reverse split.

On October 4, 2004, holders of convertible promissory notes aggregating $26,575 exercised their conversion rights applicable thereto. Accordingly, the Company issued an aggregate of 3,543,211 common shares to five persons and/or entities (see note 4).

On October 4, 2004, under an Agreement and Plan of Reorganization, the Company issued 24,625,000 shares of the Company's common stock for the acquisition of all of the outstanding capital stock of Dragon International Group Corp., ("Dragon") a Florida corporation.

On December 31, 2004, in connection with the acquisition of the remaining 30% of its subsidiary, the Company issued 4,000,000 shares of common stock.

On January 17, 2005, holders of convertible promissory notes aggregating $13,424 exercised their conversion rights applicable thereto. Accordingly, the Company issued an aggregate of 1,789,823 common shares (see note 4).

On February 7, 2005, holders of convertible promissory notes aggregating $17,602 exercised their conversion rights applicable thereto. Accordingly, the Company issued an aggregate of 2,346,966 common shares (see note 4).

                        DRAGON INTERNATIONAL GROUP CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)

NOTE 6 - STOCKHOLDERS EQUITY (continued)

Stock Warrants

On March 15, 2005, in connection with the private offering discussed in Note 5, the Company granted 1,787,500 warrants to purchase 1,787,500 shares of the Company's common stock exercisable at $.40 per share. The purchase warrants expire in five years from the date of the warrant.

A summary of the status of the Company's outstanding stock warrants as of March 31, 2005 and changes during the period then ended is as follows:

                                                                    Weighted
                                                                     Average
                                                                     Exercise
                                                      Shares          Price
                                                 -----------      --------------
       Outstanding at July 1, 2004                         -       $          -
        Granted                                    1,787,500               0.40
        Exercised                                          -                  -
        Forfeited                                          -                  -
                                               --------------       ------------

        Outstanding at March 31, 2005             1,787,500        $       0.40
                                               ==============     ==============

        Warrants exercisable at end of period     1,787,500        $       0.40
                                               ==============     ==============


        Weighted-average fair value of
        warrants granted during the period            $0.40
                                               =============

The following information applies to all warrants outstanding at March 31, 2005:


                                                     Warrants Outstanding          Warrants Exercisable
                                                   ----------------------------    -------------------------
                                                   Weighted
                                                   Average           Weighted                        Weighted
                                                   Remaining          Average                        Average
                                                   Contractual        Exercise                       Exercise
 Range of Exercise Prices            Shares        Life (Years)        Price          Shares         Price
 ------------------------          -----------    ------------     -----------    --------------  ----------
    $  0.40                         1,787,500          5.00           $ 0.40         1,787,500      $ 0.40


NOTE 7 - OPERATING RISK

(a) Country risk

The Company's revenues are mainly derived from the sale of paper products in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company's financial condition.

                        DRAGON INTERNATIONAL GROUP CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005
                                   (UNAUDITED)

NOTE 7 - OPERATING RISK (continued)

(b) Products risk

In addition to competing with other companies, the Company could have to compete with larger US companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If U.S. companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Remnibi converted to US dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries risk

All of the Company's revenues is derived via the operations of the Company's Chinese subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company's control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the partner companies include the fact that the subsidiaries are located in China and have specific risks associated with that and the intensifying competition for the Company's products and services and those of the subsidiaries.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Dragon International Group Corp. and Subsidiaries
Ningbo, Zhejiang, China


We have audited the accompanying consolidated balance sheet of Dragon International Group Corp. and Subsidiaries as of June 30, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dragon International Group Corp. and Subsidiaries as of June 30, 2004, and the results of their operations and their cash flows for the years ended June 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.


                                                 /s/Sherb & Co., LLP
                                                Certified Public Accountants

New York, New York
November 10, 2004

                     DRAGON INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEET
                                         June 30, 2004




                                             ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                           285,856
    Short-term investments                                              386,473
    Accounts receivable (net of allowance for
    doubtful accounts of $54,244)                                     2,098,845
    Inventories                                                       2,827,214
    Advances to employees                                               571,394
    Due from related parties                                          2,559,040
    Prepaid expenses and other                                          632,182
                                                                      ---------

        Total Current Assets                                          9,361,004

PROPERTY AND EQUIPMENT - Net                                           298,445
                                                                      ---------

        Total Assets                                                $ 9,659,449
                                                                    ===========


                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt                               $ 1,015,700
    Accounts payable                                                  4,286,220
    Accrued expenses                                                    963,848
    Advances from customers                                             388,939
                                                                      ---------

        Total Current Liabilities                                     6,654,707

LONG-TERM DEBT, net of current portion                                  120,773
                                                                      ---------

        Total Liabilities                                             6,775,480
                                                                      ---------

STOCKHOLDERS' EQUITY:
    Common stock ($.001 Par Value; 200,000,000 Shares Authorized;
        8,000,000 shares issued and outstanding)                          8,000
    Additional paid-in capital                                          414,705
    Retained earnings                                                 2,461,264
                                                                      ---------

        Total Stockholders' Equity                                    2,883,969
                                                                      ---------

        Total Liabilities and Stockholders' Equity                  $ 9,659,449
                                                                    ===========


                 See notes to consolidated financial statements
                                       F-16

           DRAGON INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS



                                              For the Years Ended June 30,
                                      -----------------------------------------
                                                2004                  2003
                                      -------------------   -------------------

NET REVENUES                                 $ 19,114,755          $ 15,040,725

COST OF SALES                                  17,203,284            13,211,116
                                       ------------------   -------------------

GROSS PROFIT                                    1,911,471             1,829,609
                                       ------------------   -------------------

OPERATING EXPENSES:
     Selling expenses                             652,266             1,127,653
     General and administrative                   232,273               184,497
                                       ------------------   -------------------

        Total Operating Expenses                  884,539             1,312,150
                                       ------------------   -------------------

INCOME FROM OPERATIONS                          1,026,932               517,459

OTHER INCOME (EXPENSE):
     Other income                                 285,472               315,624
     Interest expense, net                       (53,623)              (41,222)
                                      -------------------   -------------------

        Total Other Income                        231,849               274,402
                                      -------------------   -------------------

INCOME BEFORE INCOME TAXES                      1,258,781               791,861

INCOME TAXES                                     (73,778)              (38,100)
                                      -------------------   -------------------

NET INCOME                                   $  1,185,003          $    753,761
                                      ===================   ===================



                 See notes to consolidated financial statements
                                       F-17

          DRAGON INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             For the Years Ended June 30, 2004 and 2003


                                        Common Stock, $.001 Par Value
                                     ----------------------------------    Additional                               Total
                                          Number of                           Paid-in           Retained         Stockholders'
                                           Shares           Amount            Capital           Earnings            Equity
                                     ---------------- ----------------- ----------------- ------------------  ----------------
Balance, June 30, 2002                     8,000,000           $ 8,000         $ 233,546         $  697,026       $   938,572

Shareholder contributions                          -                 -           181,159                  -           181,159

Distributions to shareholders                      -                 -                 -            (71,869)          (71,869)

Net income for the year                            -                 -                 -            753,761           753,761
                                     ---------------- ----------------- ----------------- ------------------  ----------------

Balance, June 30, 2003                     8,000,000             8,000           414,705          1,378,918         1,801,623

Distributions to shareholders                      -                 -                 -           (102,657)         (102,657)

Net income for the year                            -                 -                 -          1,185,003         1,185,003
                                     ---------------- ----------------- ----------------- ------------------  ----------------

Balance, June 30, 2004                      8,000,000           $ 8,000         $ 414,705        $ 2,461,264       $ 2,883,969
                                     ================ ================= ================= ==================  ================



                 See notes to consolidated financial statements

               DRAGON INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Years Ended June 30,
                                                                                   ----------------------------------------
                                                                                         2004                  2003
                                                                                   ------------------    ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                                                           $ 1,185,003           $   753,761
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation                                                                           47,191                22,678
    Changes in assets and liabilities:
       Accounts receivable                                                                  (903,800)            1,193,961
       Inventories                                                                        (1,096,282)           (1,457,929)
       Prepaid and other current assets                                                      462,416              (419,793)
       Advances to employees                                                                 (55,995)             (492,399)
       Other assets                                                                           69,087               (67,347)
       Accounts payable                                                                    2,666,027               792,171
       Accrued expenses                                                                     (718,394)            1,179,131
       Advances to customers                                                                 165,755               222,979
                                                                                   ------------------    ------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  1,821,008             1,727,213
                                                                                   ------------------    ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Due from related parties                                                              (1,441,890)             (942,029)
    Increase in short-term investments                                                      (386,473)                    -
    Capital expenditures                                                                     (52,126)             (205,407)
                                                                                   ------------------    ------------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                               (1,880,489)           (1,147,436)
                                                                                   ------------------    ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Distributions to shareholders                                                           (102,657)              (71,869)
    Capital contributions                                                                          -               181,159
    Payments on loans payable                                                                (53,141)             (402,140)
                                                                                   ------------------    ------------------

NET CASH FLOWS USED IN FINANCING ACTIVITIES                                                 (155,798)             (292,850)
                                                                                   ------------------    ------------------

NET INCREASE (DECREASE) IN CASH                                                             (215,279)              286,927

CASH  - beginning of year                                                                    501,135               214,208
                                                                                   ------------------    ------------------

CASH - end of year                                                                       $   285,856           $   501,135
                                                                                   ==================    ==================

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for :
       Interest                                                                          $   53,623             $   41,222
                                                                                   ==================    ==================
       Income taxes                                                                      $   73,778             $   38,100
                                                                                   ==================    ==================

                 See notes to consolidated financial statements.
                                      F-19

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Dragon International Group Corp. ("Dragon"), a Florida corporation, was founded in June 2004. On June 30, 2004, Dragon acquired 70% ownership interest of Ningbo Anxin International Co. Ltd. ("Anxin") under a Stock Purchase Agreement ("Stock Purchase Agreement"). Anxin is located in Ningbo, Zhejiang Province, China, 200 miles south of Shanghai, and was established in 1997. It is a company operating in international trade as well as a manufacturer in the integrated packaging paper industry. It holds an ISO9000 certificate and national license to import and export. In addition to its own operations, Anxin operates three subsidiaries, including: (i) Shanghai Anhong Paper Co. Ltd., ("Anhong"), a trading company located in Shanghai, with another manufacturing facility in Ningbo; (ii) Ningbo Long'an Industry and Trade Co. Ltd ("Long'an"), and (iii) Jiangdong Yonglongxin Special Paper Co., Ltd. ("Yonglongxin"). The Stock Purchase Agreement between Dragon and Anxin has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Dragon, pursuant to which Anxin is treated as the continuing entity.

On or around August 13, 2004, as amended on September 30, 2004 and effective October 4, 2004, under an Agreement and Plan of Reorganization, the Company was acquired by Retail Highway.com, Inc. ("Retail"), a U.S. corporation, whereby Retail issued 24,625,000 shares of its common stock for the acquisition of all of the outstanding capital stock of Dragon. For financial accounting purposes, the exchange of stock was treated as a recapitalization of Retail with the former shareholders of the Retail retaining 1,280,234 or approximately 5% of the outstanding stock.

Basis of presentation

The consolidated statements include the accounts of Dragon International Group Corp. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES (Continued)

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Short-Term Investments

Short-term investments include certificates of deposit ("CD") with a maturity of greater than three months. The CD's mature in December 2004.

Inventories

Inventories, consisting of raw materials and finished goods related to the Company's products are stated at the lower of cost or market utilizing the first-in, first-out method.

Fair value of financial instruments

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, due from related parties, accounts payable and accrued expenses, and loans approximate their fair market value based on the short-term maturity of these instruments.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from five to ten years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Income taxes

The Company files federal and state income tax returns in the United States for its domestic operations, and files separate foreign tax returns for the Company's Chinese subsidiaries. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
             POLICIES (Continued)

Foreign currency translation

Transactions and balances originally  denominated in U.S. dollars are presented
at  their  original  amounts.   Transactions  and balances in other  currencies
are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards(SFAS) No. 52, "Foreign Currency Translation," and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The reporting currency is the U.S. dollar. The functional currency of the Company's Chinese subsidiary, Anxin, is the local currency. The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented because the Chinese dollar (RMB) fluctuates with the United States dollar. The cumulative translation adjustment and effect of exchange rate changes on cash at June 30, 2004 and 2003 was not material

Comprehensive loss

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders', changes in paid-in capital and distributions to stockholders.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
              POLICIES (Continued)

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended June 30, 2004 and 2003 was not material.

Shipping Costs

Shipping costs are included in selling and marketing expenses and totaled $146,713 and $145,992 for the years ended June 30, 2004 and 2003, respectively.

Recent accounting pronouncements

In March 2004, the Financial Accounting Standards Board (FASB) approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. The accounting provisions of EITF 03-1 are effective for all reporting periods beginning after June 15, 2004. The Company has evaluated the impact of the adoption of EITF 03-1 and does not believe the impact will be significant to the Company's overall results of operations, cash flows or financial position.

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004


NOTE 2 - INVENTORIES

At June 30, 2004, inventories consisted of the following:


         Raw materials            $        588,310

         Finished goods                  2,238,904
                                    --------------

                                  $      2,827,214
                                     ==============

NOTE 3 - PROPERTY AND EQUIPMENT

At June 30, 2004, property and equipment consisted of the following:

                                        Estimated Life
         Furniture and Fixtures           5 Years           $       4,172
         Auto and Truck                  10 Years                 134,671
         Manufacturing Equipment          5 Years                 159,995
         Building                        20 Years                  68,273
         Office Equipment                 5 Years                  30,926
                                                            -------------
                                                                  398,037
         Less: Accumulated Depreciation                           (99,592)
                                                            -------------

                                                             $    298,445
                                                             ============
For the years ended June 30, 2004 and 2003, depreciation expense amounted to $47,191 and $22,678, respectively.

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004

NOTE 4 - LONG-TERM DEBT

Long-term debt consisted of the following at June 30, 2004:

Note payable to bank, due on March 25, 2005.  Interest only
payable monthly at a rate of 6.87%. Secured by equipment
and personal guarantee of officer.                                $     265,700

Note payable to bank, due on February 21, 2007.  Interest only payable monthly at a rate of 6.37%. Secured by equipment
and personal guarantee of officer.                                      120,773

Note payable to bank, due on July 11, 2004 Interest only
payable monthly at a rate of 6.37%. Secured by equipment
and personal guarantee of officer.                                      120,773

Note payable to bank, due on November 2, 2004.  Interest
only payable monthly at a rate of 5.31%. Secured by equipment
and personal guarantee of officer.                                       60,386

Note payable to Guangdong Development Bank, due in December 2004.
Interest only payable monthly at rates ranging from
4.54% to 6.05%.  Secured by equipment and personal
guarantee of officer.                                                   442,029

Note payable to Guangdong Development Bank, due on
 September 14, 2004.  Interest only payable monthly at a
rate of 6.05%.Secured by equipment and personal guarantee of officer.    66,425

Note payable to Guangdong Development Bank, due on
August 20, 2004.  Interest only payable monthly at a rate of 5.84%.
Secured by equipment and personal guarantee of officer.                  60,387
                                                                    -----------

                                                                      1,136,473

     Less current portion                                            (1,015,700)
                                                                   ------------
                                                                   $    120,773
                                                                   ============

Loans that have matured subsequent to the period have been settled.

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004

NOTE 5 - RELATED PARTY TRANSACTIONS

Due from related parties

The consolidated financial statements include balances and transactions with related parties. At June 30, 2004, the Company had a net receivable from several affiliated entities owned by an officer of the Company amounting to $2,559,040. These advanced are payable on demand and are personally guaranteed by the officer.

NOTE 6 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" "SFAS 109". SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company's subsidiaries in China are governed by the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the "PRC Income Tax Law").

Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).

The table below summarizes the differences between the Company's effective tax rate and the statutory federal rate as follows for years ended June 30, 2004 and 2003:

                                              2004                       2003
                                       -----------------      ------------------

        Computed "expected" tax expense       34.0 %                   34.0 %
        Foreign income taxes                 (28.1)%                  (29.2)%
                                       -----------------      ------------------

        Effective tax rate                      5.9%                       4.8%
                                       =================       ================

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004


NOTE 7 - COMMITMENTS AND CONTINGENCIES

Letter of credits

The Company entered into a $235,507 Letter of Credit with a financial lending institution. This agreement requires the Company to pay a fee upon issuance and pay $235,507 on December 31, 2004 to the bank when it is due. Such instruments are commonly used in China to support performance assurance needs in the ordinary course of business.

Leases

The Company leases offices under leases that expire through December 2008. Future minimum rental payments required under this operating lease is as follows:

                   Year Ended June 30, 2005                $38,986
                   Year Ended June 30, 2006                $33,857
                   Year Ended June 30, 2007                $33,857
                   Year Ended June 30, 2008                $33,857
                   Thereafter                              $16,929

Rent expense for the twelve-month periods ended June 30, 2004 and 2003 was $57,913 and $40,897. respectively.

NOTE 8 - OPERATING RISK

(a) Country risk

The Company's revenues will be mainly derived from the sale of paper products in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company's financial condition.

(b) Products risk

In addition to competing with other companies, the Company could have to compete with larger US companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If US companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

                DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2004


NOTE 8 - OPERATING RISK (continued)

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Remnibi converted to US dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries risk

All of the Company's revenues will be derived via the operations of the Company's Chinese subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company's control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the partner companies include the fact that the subsidiaries are located in China and have specific risks associated with that and the intensifying competition for the Company's products and services and those of the subsidiaries.